Exhibit 10.1

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

GF INVESTORS, LLC,

US GREENFIBER LLC,

THE SELLERS NAMED HEREIN,

CASELLA WASTE SYSTEMS INC., as Sellers’ Representative

AND

LOUISIANA-PACIFIC CORPORATION, CASELLA WASTE SYSTEMS INC., AND

TENEX CAPITAL PARTNERS, L.P., as Guarantors

ARTICLE 1.	DEFINITIONS; INTERPRETATION	1
1.1	Definitions	1
1.2	Additional Defined Terms	6
1.3	Interpretation	7
ARTICLE 2.	PURCHASE AND SALE; CLOSING	7
2.1	Purchase and Sale	7
2.2	Purchase Price	7
2.3	The Closing	8
2.4	Purchase Price Adjustment	8
2.5	Payment of the Purchase Price; Closing Deliverables	10
ARTICLE 3.	REPRESENTATIONS AND WARRANTIES OF SELLERS	12
3.1	Organization; Power; Authorization	12
3.2	Binding Effect; Noncontravention	12
3.3	Broker	12
ARTICLE 4.	REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY	13
4.1	Organization, Qualification and Organizational Power	13
4.2	Authorization; Binding Effect	13
4.3	Approvals and Consents	13
4.4	Capitalization	14
4.5	Subsidiaries	14
4.6	Financial Statements; No Undisclosed Liabilities	15
4.7	Absence of Certain Changes	15
4.8	No Undisclosed Liabilities	16
4.9	Taxes	16
4.10	Owned and Leased Real Properties; Assets	18
4.11	Environmental Matters	19
4.12	Intellectual Property	20
4.13	Employee Benefit Plans; Employees	20
4.14	Contracts; Customers and Suppliers	22
4.15	Insurance	24
4.16	Litigation	24

-ii-

(continued)

(continued)

(continued)

SCHEDULES
Schedule A	Sellers’ Membership Interest Percentages
Schedule B	Company Transaction Expenses
Schedule 1.1(a)(i)	Form Working Capital Statement
Schedule 2.2	Hedge Obligations
Schedule 2.5(d)(vi)	Third Party Consents
Schedule 3.2(b)	Binding Effect; Noncontravention
Schedule 4.1	Organization, Qualification and Organizational Power
Schedule 4.3	Approvals and Consents
Schedule 4.4(a)	Capitalization
Schedule 4.4(b)	Outstanding Options and Other Rights to Capital Stock
Schedule 4.5	Subsidiaries
Schedule 4.7	Absence of Certain Changes
Schedule 4.8	Undisclosed Liabilities
Schedule 4.10(a)	Company Owned Real Property
Schedule 4.10(b)	Company Leased Property
Schedule 4.10(c)	Assets
Schedule 4.11	Environmental Matters
Schedule 4.12(b)(i)	Company Intellectual Property
Schedule 4.12(b)(ii)	Third Party Intellectual Property
Schedule 4.13	Company Employee Plans
Schedule 4.13(j)	Employees
Schedule 4.14(a)	Company Material Contracts
Schedule 4.14(c)	Top Twenty Customers
Schedule 4.15	Insurance
Schedule 4.16	Litigation
Schedule 4.17	Brokers
Schedule 4.18	Compliance with Laws
Schedule 4.20	Products
Schedule 5	Purchaser Disclosure Schedule

v

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Page

Schedule 6.1	Exceptions to Covenants by the Company

EXHIBITS
Exhibit A	-	Noncompetition Agreement
Exhibit B	-	General Releases
Exhibit C	-	Instrument of Assignment

Exhibit 7.4	-	Press Release

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made as of December 5, 2013, by and among GF Investors, LLC a Delaware limited lability company (“Purchaser”), US Greenfiber LLC, a Delaware limited liability company (the “Company”), the Persons named as sellers on the signature pages attached hereto (the “Sellers”) Casella Waste Systems, Inc., in its capacity as Sellers’ Representative and the guarantors set forth on the signature page hereto (“Guarantors”). Purchaser, the Company, Sellers, the Sellers’ Representative and the Guarantors are each sometimes referred to herein as a “Party” and, collectively, as the “Parties.” Capitalized terms which are used but not otherwise defined herein are defined in Section 1.1 below.

WHEREAS, as of the date hereof, Sellers own all of the Membership Interests; and

WHEREAS, the Parties desire to enter into this Agreement pursuant to which each Seller agrees to sell to Purchaser and Purchaser agrees to purchase from each Seller all of the Membership Interests owned by such Seller, on and subject to the terms and conditions contained herein (the “Transaction”);

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, the Parties hereby agree as follows:

ARTICLE 1.

DEFINITIONS; INTERPRETATION

1.1 Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Atlanta Sublease Payments” means any payments due under the Sublease Agreement dated May 4, 2012, between the Company and Liberation Capital Genagain Atlanta, LLC.

“Audit Firm” means an audit firm located in the United States, with an office in North Carolina, mutually agreeable to the Purchaser and the Sellers’ Representative.

“Business” means the business and operations carried on by the Company as of the date hereof.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of North Carolina, or is a day on which banking institutions located in the State of North Carolina are authorized or required by law or other governmental action to close.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Operating Agreement” means the Limited Liability Company Agreement of the Company dated as of June 26, 2000 by and among the Company and the members thereto.

“Company Transaction Expenses” means the expenses incurred by Sellers and the Company as set forth on Schedule B.

“Contract” means any agreement, contract, obligation, commitment or undertaking, including leases.

“Controlling Party” means the Party controlling the defense of any Third Party Claim.

“Form Working Capital Statement” means the form statement of Working Capital of the Company set forth in Schedule 1.1(a)(i) hereto.

“Fundamental Representations” means the representations and warranties set forth in Article 3, Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.9, the first sentence of Section 4.10(c), Section 4.13 (insofar as it relates to matters of taxation) and Section 4.17.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Entity” means any federal, state, local or foreign government or any court, administrative agency, or government authority acting under the authority of the federal or any state, local or foreign government.

“Income Taxes” means any Taxes imposed upon or measured by net income or franchise taxes.

“Indebtedness” with respect to any Person means: (a) all indebtedness of such Person for borrowed money amounts payable under debt or like instruments, including outstanding promissory notes or letter of credit facilities and any principal, interest, overdrafts, premiums, make whole premiums or payments, fees and prepayment, termination and other penalties and expenses with respect to the foregoing; (b) all obligations resulting from such Person’s obligation to terminate any interest rate protection agreements, foreign currency exchange arrangements, or other interest or exchange rate commodity or other hedging arrangements, to which such Person is a party; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person; (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than current trade payables incurred in the Ordinary Course of Business); (e) all indebtedness of any other Person with respect to borrowed money, notes payable or amounts outstanding under letter of credit facilities which amounts are secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, whether or not the obligations secured thereby have been assumed; (f) all guarantees, whether direct or indirect, by such Person of indebtedness of any other Person with respect to borrowed money, notes payable or amounts outstanding under letter of credit facilities; (g) all capital lease obligations that have or should have been capitalized in accordance with GAAP; (h) customer deposits and sums received in advance from customers; (i) all negative cash and obligations arising from cash/book overdrafts, outstanding checks or wire transfers issued or initiated but not yet cleared; (j) sub-lease loss obligations (including the Atlanta Sublease Payments); (k) deferred rent obligations (including the Sacramento Lease Obligations); and (l) in the event of any swap agreements being terminated on the date Indebtedness of such Person is being determined, all net payments that such Person has to make as a result of such early termination.

“Individual Matter” means any indemnification claim or series of indemnification claims arising from the same or similar underlying event or circumstance.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to the Company, the actual knowledge of Ron Martin, Dennis Barrineau and Dave Bowman, after due inquiry of those employees of the Company and the Subsidiaries who have primary responsibility for the specific matter at issue.

“Legal Requirement” means any United States federal, state or local or foreign law, common law, statute, ordinance, code, rule, or regulation, or any decree, order, injunction, rule, judgment, consent of or by any Governmental Entity.

“Liability” means any liability of any kind, character or description (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether disputed or undisputed, whether secured or unsecured, whether joint or several, whether vested or unvested, whether liquidated or unliquidated, whether due or to become due, or whether executory, determined, determinable or otherwise).

“Liens” means any claim, lien (statutory or otherwise), encumbrance, pledge, Loss, restriction, charge, instrument, license, preference, priority, security agreement, covenant, right of recovery, option, charge, bonds, rights of first refusal or offer, drag along rights, hypothecation, easement, security interest, right of way, encroachment, mortgage, deed of trust, imperfection of title, or other encumbrance or charge of any kind or nature whatsoever.

“Losses” means, with respect to any Person, any Liability (including Liability for Taxes), loss, damage, cost, expense, fine, penalty, amount paid in settlement, Lien, fee or obligation, including court costs and reasonable attorneys’ fees and expenses.

“Material Adverse Effect” means any fact, event, circumstance or change affecting the Company which, individually or in the aggregate, when taken together with one or more other facts, events, circumstances or changes affecting the Company is adverse in any material respect to (a) the financial condition, business, or results of operations of the Company, or (b) the ability of the Sellers or the Company to perform their respective material obligations hereunder; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, a Material Adverse Effect: (a) any adverse change, effect or circumstance arising out of or resulting from actions contemplated by the parties in connection with this Agreement or the pendency or announcement of the transactions contemplated by this Agreement, including, without limitation actions of competitors, strategic partners or collaborators or losses of employees; (b) changes in law, rules or regulations or generally accepted accounting principles or the interpretation or method of enforcement thereof, except to the extent the Company and its Subsidiaries are disproportionately affected relative to other participants in the markets or industries in which the Company and its Subsidiaries conduct business; (c) changes in the markets or industries in which the Company or any of its Subsidiaries conducts business, except to the extent the Company and its Subsidiaries are disproportionately affected relative to other participants in the markets or industries in which the Company and its Subsidiaries conduct business; (d) changes in general economic or political conditions or the financing or capital markets in general or changes in currency exchange rates; (e) any action taken pursuant to or in accordance with this Agreement or at the request of the Purchaser; (f) any natural disaster, sabotage, terrorism, military action or war (whether or not declared); or (g) any fees or expenses incurred in connection with the transactions contemplated by this Agreement.

“Member” means all parties to the Company Operating Agreement or admitted to the Company as a Member as provided in the Company Operating Agreement, but such term does not include any Person which has ceased to be a member of the Company.

“Membership Interests” means all of a Member’s Interest in the Company including rights to receive allocations and distributions, to designate officers and managers of the Company, to vote, and to consent or approve any matter, and any other rights of a Member.

“Non-controlling Party” means the party not controlling the defense of any Third Party Claim.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice.

“Permits” means all municipal, state, federal, local and foreign consents, orders, filings, franchises, permits, approvals, certificates, licenses, agreements, waivers, and authorizations held or used in connection with the Company, or required under any Legal Requirement for the operation of the Business.

“Permitted Liens” means for any Person (a) liens for Taxes or assessments and similar charges which are not delinquent or are being contested in good faith and by appropriate proceedings, (b) mechanics’, materialmen’s or contractors’ liens or encumbrances or any similar statutory lien or restriction which do not materially impair such Person’s occupancy, or use or the value or marketability of the property which they encumber, (c) covenants, conditions, restrictions, easements and other matters affecting the Person’s assets or property which do not materially impair such Person’s occupancy or use or the value or marketability of the property which they encumber, and (d) encumbrances (including fee mortgages or ground leases) affecting such Person’s leased real property not created or granted by such Person which do not materially impair such Person’s occupancy or use or the value or marketability of the property which they encumber.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

“Purchaser Material Adverse Effect” means a material adverse effect on the ability of Purchaser to timely perform its obligations under this Agreement.

“Sacramento Lease Obligations” means any obligations for rent payments under that certain Commercial Single-Tenant Lease, dated April 24, 2007, between the Company and 2 on 88th Street, LLC pursuant to the terms in effect on the date hereof, through the current expiration date of such lease.

“Securities Act” means the Securities Act of 1933, as amended.

“Target Working Capital” means $6,710,195.

“Tax” and, with correlative meaning, “Taxes” means any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including, income, corporation, capital gains, documentary, recapture, alternative or add-on minimum, disability, registration, recording, excise, real property, tangible personal property or other personal property, sales, use, gross receipts, service, value added, net worth, transfer, withholding, employment, unemployment, insurance, social security, national insurance, payroll, profits, severance, stamp, customs duties, franchise, escheat and unclaimed property, estimated or other taxes imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof; and such term shall include any interest, fines, penalties, assessments or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments or any contest or dispute thereof.

“Tax Proceeding” means any Tax audit, contest, action, suit, claim, arbitration, mediation, investigation, review or other judicial or administrative proceeding, audit, contest, review or dispute, at law or in equity, before or by any Governmental Entity or arbitral body.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed with or submitted to any Governmental Entity in connection with the determination, assessment, collection or payment of Taxes.

“WARN Act” means the Worker Adjustment Retraining Notification Act of 1998, as amended, or any similar state or local law.

“Working Capital” means, as of a given date, the current assets of the Company (comprised of the same line items as set forth in the Form Working Capital Statement on Schedule 1.1(a)(i) as of such date) minus the current Liabilities of the Company (comprised of the same line items as set forth in the Form Working Capital Statement on Schedule 1.1(a)(i) as of such date, other than the current portion of Indebtedness, including accrued interest but excluding Company Transaction Expenses (and any tax benefits associated therewith, if any) that are included in current Liabilities, as of such date), as determined in accordance with and in a manner consistent with the Form Working Capital Statement and the procedures, practices, methodologies and standards as set forth, subject to, and in the manner described, reflected or implicit therein, and in accordance with GAAP. Cash shall not be part of Working Capital.

1.2 Additional Defined Terms.

Each of the following terms is defined in the Section set forth opposite such term:

Accounts Receivable	4.6(b)
Acquisition Proposal	7.1
Adjusted Purchase Price	2.2
Affiliated Persons	4.14(d)
Agreement	Preamble
Appraisal	12.5
Appraiser	12.5
Cap	11.3(b)
Cash Shortfall	2.4(g)
Closing	2.3
Closing Date	2.3
Closing Date Balance Sheet	2.4(c)
Closing Date Statement	2.4(c)
Company	Preamble
Company Employee Plans	4.13(a)
Company Indemnified Party	7.5(a)
Company Intellectual Property	4.12(b)
Company Leases	4.10(b)
Company Material Contracts	4.14(a)
Company Permits	4.19
Company Termination Right Notice	7.6
Confidentiality Agreement	6.2
Continuing Employees	7.7
Dispute	11.2(a)
Employee Benefit Plan	4.13(a)
Employees	4.13(j)
Environmental Law	4.11(k)
ERISA	4.13(a)
ERISA Affiliate	4.13(a)
Estimated Closing Date Balance Sheet	4(a)
Estimated Cash	2.4(a)
Estimated Working Capital	2.4(a)
Excess Cash	2.4(g)
Excess Working Capital	2.4(h)
Expiration Date	11.3(a)
Financial Statements	4.6(a)
Firm	13.13
Hazardous Substance	4.11(l)
Indemnified Person	11.2(a)
Indemnifying Person	11.2(b)
Initial Closing Date Certificate	2.4(a)
Intellectual Property	4.12(a)
Intended Uses	4.10(a)(i)
IRS	4.13(b)
Most Recent Balance Sheet	4.6
Noncompetition Agreements	2.5(c)(iii)
Notice of Claim	11.2(a)
Outside Date	9.1(b)
Parties	Preamble

Party	Preamble
Pre-Closing Period	6.1
Proprietary Information	13.1(a)
Purchase Price	2.2
Purchaser	Preamble
Purchaser Disclosure Schedule	Article V
Purchaser Employee Plan	7.7
Purchaser Indemnified Persons	11.1(a)
Purchaser Indemnification Claim	11.1(a)
Requisite Sellers	13.12(d)
Seller Indemnified Persons	11.1(b)
Seller Indemnification Claim	11.1(b)
Seller Objections	2.4(e)
Sellers	Preamble
Sellers’ Representative	13.12(a)
Subsidiary	4.5(a)
Tax Purchase Price	12.5
Third Party Claim	11.2(b)
Third Party Intellectual Property	4.12(b)
Third Party Notice	11.2(b)
Transaction	Preamble
Working Capital Shortfall	2.4(h)

1.3 Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof, (b) the words “including,” “include” and variations thereof are deemed to be followed by the words “without limitation”, and (c) words importing the singular will also include the plural, and vice versa. References to $ will be references to United States Dollars, and with respect to any contract, obligation, liability, claim or document that is contemplated by this Agreement but denominated in currency other than United States Dollars, the amounts described in such contract, obligation, liability, claim or document will be deemed to be converted into United States Dollars for purposes of this Agreement as of the applicable date of determination. When calculating a period of time, the day after the reference day in calculating such period will be the first day in the period and, if the last day of such period is not a Business Day, such period will end on the next day that is a Business Day.

ARTICLE 2.

PURCHASE AND SALE; CLOSING

2.1 Purchase and Sale. At the Closing, upon the terms and subject to the conditions set forth herein, Purchaser shall purchase from each Seller, and each Seller shall, severally and not jointly, sell, convey, assign, transfer, and deliver to Purchaser, all of the Membership Interests of such Seller, free and clear of all Liens, other than Liens arising solely by action of Purchaser.

2.2 Purchase Price. At the Closing, Purchaser shall pay to Sellers for the Membership Interests an aggregate cash amount of $18,000,000 minus (a) the Indebtedness of the Company (if any) outstanding as of the Closing and not repaid by the Company upon the Closing (excluding the

Company’s hedge obligations pursuant to the agreements set forth on Schedule 2.2, attached hereto), as set forth on the Initial Closing Date Certificate, minus (b) the unpaid Company Transaction Expenses outstanding as of the Closing and not paid by the Company upon the Closing (the “Purchase Price”). The Purchase Price shall be payable at the Closing as described in Section 2.5 below and shall be subject to adjustment after the Closing as provided in Section 2.4 (such adjustment of the Purchase Price being the “Adjusted Purchase Price”).

2.3 The Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m., Eastern time, on a date to be specified by the Purchaser and the Sellers (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VIII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, unless another date, place or time is agreed to in writing by the Purchaser and the Company.

2.4 Purchase Price Adjustment.

(a) At least two (2) Business Days prior to the Closing Date, the Company will deliver to Purchaser a certificate (the “Initial Closing Date Certificate”), executed by the Chief Financial Officer of the Company, setting forth the Company’s good faith estimate of (i) all the Indebtedness of the Company outstanding as of the Closing, (ii) the unpaid Company Transaction Expenses as of the Closing, (iii) the cash balance of the Company as of the Closing (the “Estimated Cash”), and (iv) the Working Capital as of November 23, 2013 (the “Estimated Working Capital”), along with a copy of the Company’s unaudited balance sheet as of November 23, 2013 (the “Estimated Closing Date Balance Sheet”) upon which such calculations are based. The computation of Estimated Working Capital set forth in the Initial Closing Date Certificate and the Estimated Closing Date Balance Sheet shall be prepared in accordance with GAAP and in a manner consistent with the Form Working Capital Statement and the procedures, practices, methodologies and standards as set forth, subject to, and in the manner described, reflected or implicit therein.

(b) No later than forty (40) calendar days after the Closing Date, the Purchaser shall cause to be delivered to the Sellers’ Representative a statement setting forth the Purchaser’s calculations of cash and Working Capital as of the Closing (the “Closing Date Statement”) together with the balance sheet of the Company prepared as of the Closing from which such Closing Date Statement was derived (the “Closing Date Balance Sheet”). The Closing Date Balance Sheet shall be prepared by Purchaser in accordance with GAAP as applied by the Company in the preparation of, and on the same basis as presented in, the Financial Statements. The computation of Working Capital set forth in the Closing Date Statement and the Closing Date Balance Sheet shall be prepared by Purchaser in accordance with and in a manner consistent with the Form Working Capital Statement and the procedures, practices, methodologies and standards as set forth, subject to, and in the manner described, reflected or implicit therein.

(c) Purchaser shall permit the Sellers’ Representative and its representatives reasonable access to the books and records, accountant’s work papers, personnel, and facilities of the Company in order to complete its review of the Closing Date Statement, the calculations of the cash balance of the Company as of the Closing, the Working Capital as of the Closing and any Excess Working Capital or Working Capital Shortfall therein and the Closing Date Balance Sheet and for the purpose of resolving any disputes with respect thereto. Such access shall be at such times and in such a manner as shall not unreasonably interfere with Purchaser’s operation of the Business.

(d) Within sixty (60) calendar days after its receipt of the Closing Date Statement, the Sellers’ Representative may either inform Purchaser in writing that the Closing Date Statement is acceptable or object thereto in writing, setting forth its objections (the “Seller Objections”). If the Sellers’ Representative delivers the Seller Objections and the Parties do not resolve all such Seller Objections on a mutually agreeable basis within twenty (20) days after Purchaser’s receipt of the Seller Objections, any Seller Objections as to which Purchaser and the Sellers’ Representative cannot agree upon may be submitted by either Purchaser or the Sellers’ Representative to an Audit Firm for resolution as provided herein. The Audit Firm shall have the power, authority and duty to resolve any outstanding Seller Objections and the decision of the Audit Firm shall be final and binding upon the Parties. Upon the agreement of the Parties or the decision of the Audit Firm, the Closing Date Statement, as adjusted in accordance with this Section 2.4, if necessary, shall be final and conclusive with respect to the calculation of the cash balance of the Company and Working Capital as of the Closing. If the Sellers’ Representative fails to deliver any Seller Objections to Purchaser within the first sixty (60) day period referred to above, the Closing Date Statement delivered by Purchaser shall be final and binding on the Parties.

(e) In resolving any disputed item, the Audit Firm (i) shall be bound by the provisions of this Section 2.4, (ii) may not assign a value to any item greater than the highest value claimed for such item or less than the lowest value claimed for such item by either Purchaser or the Sellers’ Representative, (iii) shall restrict its decision to such items included in the Seller Objections which are then in dispute, (iv) may review only the written presentations of Purchaser and the Sellers’ Representative in resolving any matter which is in dispute and (v) shall use reasonable efforts to render its decision in writing within thirty (30) calendar days after the disputed items have been submitted to it. Upon the resolution of all Seller Objections, the Closing Date Balance Sheet shall be revised to reflect the resolution. If the Sellers’ Representative makes any Seller Objections, the fees, costs and expenses of the Audit Firm shall be paid (i) by the Sellers’ Representative (on behalf of the Sellers) if the Seller Objections are resolved in favor of Purchaser, or (ii) by Purchaser if the Seller Objections are resolved in favor of the Sellers’ Representative. If the Seller Objections are resolved part in favor of the Sellers’ Representative and part in favor of Purchaser, such fees, costs and expenses shall be shared by Purchaser and the Sellers (severally and not jointly, in accordance with the percentage interest of the Purchase Price such Seller is entitled to receive as set forth in Schedule A hereto) in proportion to the aggregate amount of the Seller Objections resolved in favor of the Sellers’ Representative compared to the aggregate amount of the Seller Objections resolved in favor of Purchaser.

(f) If the cash balance of the Company as of the close of business on the Business Day immediately prior to the Closing as finally determined in accordance with this Section 2.4 is greater than zero (the amount of such excess, “Excess Cash”), Purchaser shall pay or shall cause the Company to pay the amount equal to the Excess Cash to the Sellers’ Representative in cash (for distribution to Sellers) within five (5) Business Days after such final determination. If the cash balance of the Company as of the Closing as finally determined in accordance with this Section 2.4 is less than zero (the absolute amount of such shortfall, “Cash Shortfall”), Sellers

(severally and not jointly, in accordance with the percentage interest of the Purchase Price such Seller is entitled to receive as set forth on Schedule A hereto) shall pay the amount equal to the Cash Shortfall to the Company in cash within five (5) Business Days after such final determination. The Parties shall treat any payments of Excess Cash or Cash Shortfall in accordance with this Section 2.4(f) as an adjustment to the Purchase Price.

(g) If the Working Capital as of the close of business on the Business Day immediately prior to the Closing as finally determined in accordance with this Section 2.4 exceeds the amount of Target Working Capital (the amount of such excess, “Excess Working Capital”), Purchaser shall pay or shall cause the Company to pay the amount equal to the Excess Working Capital to the Sellers’ Representative in cash (for distribution to Sellers) within five (5) Business Days after such final determination. If the Working Capital as of the Closing as finally determined in accordance with this Section 2.4 is less than the amount of Target Working Capital (the amount of such shortfall, “Working Capital Shortfall”), Sellers (severally and not jointly, in accordance with the percentage interest of the Purchase Price such Seller is entitled to receive as set forth on Schedule A hereto) shall pay the amount equal to the Working Capital Shortfall to Company in cash within five (5) Business Days after such final determination. The Parties shall treat any payments of Excess Working Capital or Working Capital Shortfall in accordance with this Section 2.4(g) as an adjustment to the Purchase Price.

2.5 Payment of the Purchase Price; Closing Deliverables. At the Closing:

(a) Purchaser shall deliver or cause to be delivered to Sellers:

(i) a copy of resolutions of the board of directors of the Purchaser authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, each certified by the Treasurer of Purchaser as being true and correct copies of the originals which have not been modified or amended and which are in effect at the Closing;

(ii) a certificate of the Treasurer or an Assistant Treasurer of Purchaser certifying as of the Closing as to the incumbency of the officers of Purchaser and as to the signatures of such officers who have executed documents delivered at the Closing on behalf of Purchaser; and

(iii) a certificate, dated within ten (10) days of the Closing, of the Secretary of the State of the State of Delaware establishing that Purchaser is in existence and good standing under the laws of the State of Delaware.

(b) Purchaser shall pay by wire transfer of immediately available funds in accordance with instructions provided by Sellers’ Representative to Purchaser not less than two (2) Business Days prior to the Closing Date:

(i) the Indebtedness of the Company outstanding as of the Closing Date and not repaid by the Company upon the Closing, as set forth in the Initial Closing Date Certificate;

(ii) the Company Transaction Expenses outstanding as of the Closing Date and not paid by the Company upon the Closing, as set forth in the Initial Closing Date Certificate; and

(iii) to the Sellers, the Purchase Price (in accordance with Schedule A for each Seller).

At the election of the Purchaser, other than the Indebtedness to Wells Fargo, N.A. and the Bixby Trust, Purchaser may allow the Indebtedness to remain outstanding upon the Closing thereby avoiding the requirement of payment of the same by Purchaser under this Section 2.5(b), but without limiting the reduction to Purchase Price described in Section 2.2.

(c) Each Seller shall deliver to Purchaser:

(i) a noncompetition, nonsolicitation, noninterference and confidentiality agreement (the “Noncompetition Agreements”) in the form of Exhibit A attached hereto, executed by each Seller and this respective ultimate parent entity; and

(ii) General Releases in the form of Exhibit B attached hereto, executed by each Seller

(iii) an Instrument of Assignment in the form of Exhibit C attached hereto assigning his, her or its Membership Interests to Purchaser pursuant to this Agreement;

(d) The Sellers will cause the Company to deliver or cause to be delivered to Purchaser:

(i) copies of resolutions of the managers of the Company authorizing the execution, delivery and performance by the Company of this Agreement and all related documents and agreements, certified by the Chief Financial Officer of the Company as being true and correct copies of the originals which have not been modified or amended and which are in effect at the Closing;

(ii) a certificate of the Chief Financial Officer of the Company certifying as of the Closing as to the incumbency of the officers of the Company and as to the signatures of such officers who have executed documents delivered at the Closing on behalf of the Company;

(iii) certificates, dated within ten (10) days prior to the Closing, establishing that the Company and each Subsidiary is in existence and otherwise is in good standing under the laws of the jurisdiction of its formation and each other jurisdiction in which it is required to be qualified to do business as a foreign limited liability company;

(iv) at least five (5) days prior to the Closing Date, payoff letters from Wells Fargo Bank, N.A. and Mark J. Bixby, Trustee of the Mark J. Bixby 1996 Revocable Living Trust (the “Bixby Trust”), setting forth the amount of the Company’s Indebtedness;

(v) resignations from each manager of the Company and its Subsidiaries dated as of the Closing Date; and

(vi) Third party consents from each party set forth on Schedule 2.5(d)(vi).

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF SELLERS

As a material inducement to Purchaser to enter into this Agreement and to purchase the Membership Interests hereunder, each Seller hereby severally, and not jointly, represents and warrants to Purchaser only with respect to itself and not with respect to any other Seller as follows, subject to and except as otherwise expressly set forth in this Article III or in the Schedules attached hereto:

3.1 Organization; Power; Authorization. To the extent such Seller is an entity, such Seller is validly existing and in good standing under the laws of the jurisdiction of its formation, and such Seller has the requisite power and authority necessary to enter into, deliver and perform its obligations pursuant to this Agreement. Such Seller’s execution, delivery and performance of this Agreement have been duly authorized by all necessary action (trust or other) by such Seller.

3.2 Binding Effect; Noncontravention.

(a) This Agreement has been duly executed and delivered by such Seller. This Agreement constitutes a valid and binding obligation of such Seller which is enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

(b) Except as set forth on Schedule 3.2(b), neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or result in a breach of the terms of, (ii) constitute a default under, (iii) result in the creation of any Lien (other than Liens arising solely by action of Purchaser) upon any Membership Interests owned by such Seller pursuant to, or (iv) require any authorization, consent, approval, exemption or other action by or declaration or notice to any Person or Governmental Entity pursuant to (A) any Contract to which such Seller is a party, or (B) if such Seller is an entity, the trust agreement or similar governing documents of such Seller.

(c) Such Seller holds beneficially and of record all of such Seller’s Membership Interests as set forth on Schedule 4.4(a), free and clear of any Liens (other than restrictions on transfer arising under the Securities Act and state or foreign securities laws). Such Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting or transfer of his, her or its Membership Interests. Upon consummation of the transactions contemplated hereby, Purchaser will acquire from such Seller at the Closing good and marketable title to the Membership Interests owned by such Seller, free and clear of all Liens (other than restrictions on transfer arising under the Securities Act and state or foreign securities laws).

3.3 Broker. Except as set forth on Schedule 4.17, no broker, finder, agent, representative or similar intermediary has acted for or on behalf of such Seller in connection with this Agreement or the transactions contemplated hereby, and, no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection herewith, based on any agreement or understanding with such Seller or any action taken by such Seller.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

As a material inducement to Purchaser to enter into this Agreement and to purchase the Membership Interests hereunder, the Company and each Seller, severally and not jointly, hereby represents and warrants to Purchaser, subject to and except as otherwise expressly set forth in this Article IV or in the Schedules attached hereto:

4.1 Organization, Qualification and Organizational Power. The Company is a limited liability company, validly existing and in good standing under the laws of Delaware and has all limited liability company power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted or presently proposed to be conducted and to enter into this Agreement and each of the other agreements to which it is a party and to carry out its obligations hereunder and thereunder. Except as listed in Schedule 4.1 and except for those jurisdictions where the failure to be so qualified would not have a Material Adverse Effect, the Company does not require a foreign qualification to do business in any jurisdictions in which it conducts business. The Company has delivered or made available to Purchaser complete and correct copies of the Company Operating Agreement and its certificate of formation (or other constitutive documents), and minute books as in effect on the date hereof. Schedule 4.1 sets forth the current officers and managers of the Company.

4.2 Authorization; Binding Effect. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary limited liability company action on the part of the Company, including any requisite approval of its managers and of the Sellers. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been, or upon execution and delivery thereof will be, duly executed and delivered by the Company. This Agreement is the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

4.3 Approvals and Consents.

(a) Except as set forth in Schedule 4.3, neither the execution and delivery of this Agreement, the consummation of the Transaction nor compliance by the Company with any of the provisions of this Agreement will violate any Legal Requirement applicable to the Company or any of the Company’s properties or assets in any material respect, or (a) conflict with, result in any breach of any of the terms, conditions or provisions of, constitute a default (whether with notice or lapse of time, or both) under, result in a violation of, give any third party the right to modify, terminate, cancel or accelerate any obligation under or result in the creation or imposition of any Lien upon any asset of the Company, under the provisions of the Company Operating Agreement, certificate of formation or other constitutive documents of the Company or (b) conflict with, result in any breach of any of the material terms, conditions or provisions of, constitute a material default

(whether with notice or lapse of time, or both) under, result in a material violation of, give any third party the right to modify, terminate, cancel or accelerate any material obligation under or result in the creation or imposition of any Lien upon any asset of the Company, under the provisions of any note, bond, mortgage, indenture, Contract, lease, license, Permit or other instrument to which the Company is a party or by which any asset of the Company is bound or affected.

(b) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transaction.

4.4 Capitalization.

(a) The Membership Interests represent all equity interests in the Company and are evidenced solely by the Company Operating Agreement. All of the Membership Interests have been fully paid for and are free of all preemptive rights, and on the date hereof are held of record by the Persons identified on Schedule 4.4(a). All of the Membership Interests have been offered, issued and sold by the Company in compliance with all applicable federal and state securities laws.

(b) There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could entitle any Person to acquire any interest in the Company or any Subsidiary. Except as set forth on Schedule 4.4(b), there are no outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights with respect to the Company or any Subsidiary. The Company is not a party to, and there are no, voting trusts, proxies, or other agreements or understandings with respect to the voting or transfer of any membership interests in the Company or any Subsidiary. The Company has no obligation to repurchase, redeem or otherwise acquire any membership interests in, the Company.

4.5 Subsidiaries.

(a) Schedule 4.5 sets forth, as of the date of this Agreement, for each Subsidiary of the Company: (i) its name; (ii) the number and type of outstanding equity securities and a list of the holders thereof; and (iii) the jurisdiction of organization. For purposes of this Agreement, the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests.

(b) Each Subsidiary of the Company is a corporation or limited liability company validly existing and in good standing under the laws of the jurisdiction of its formation, has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation or limited liability company in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that would not have a Material Adverse Effect.

(c) The Company has made available to the Purchaser complete and accurate copies of the operating agreement or charter documents of each Subsidiary of the Company.

4.6 Financial Statements; No Undisclosed Liabilities.

(a) The Company has made available to Purchaser copies of the following consolidated financial statements for the Company (collectively, the “Financial Statements”): (i) the Company’s audited consolidated balance sheet and related consolidated statements of income, cash flows and changes in shareholders’ equity as of and for the years ended December 31, 2011, and December 29, 2012, and (ii) the Company’s unaudited interim consolidated balance sheet as of and for the ten months ending October 31, 2013 (the “Most Recent Balance Sheet”) and related statement of income for such period. The Financial Statements are in accordance with the Company’s and its Subsidiaries’ books of account and related records and fairly present, in all material respects, the consolidated financial condition of the Company and its Subsidiaries at the dates therein indicated and the combined results of operations of the Company and its Subsidiaries for the periods therein specified in accordance with GAAP, except (i) as may be indicated in the footnotes to such financial statements and (ii) that the unaudited financial statements do not contain footnotes and are subject to normal year-end adjustments.

(b) The accounts receivable of the Company and its Subsidiaries (collectively, the “Accounts Receivable”) represent valid obligations arising from transactions actually made or services actually performed by the Company and its Subsidiaries in the Ordinary Course of Business. Unless paid on or prior to the Closing Date, the Accounts Receivable will be, as of the Closing Date, collectible in the Ordinary Course of Business, net of the respective reserves shown on the Closing Balance Sheet (which reserves are adequate and calculated in compliance with GAAP consistently applied). There is no contest, claim or right of setoff, relating to the amount and validity of any of the Accounts Receivable.

(c) All inventory of the Company and its Subsidiaries reflected in the Financial Statements and in the calculation of the Estimated Working Capital is merchantable and fit for the purpose for which it was procured or manufactured, consisting of items of a quality and quantity usable and saleable in the Ordinary Course of Business, and is not physically damaged, obsolete or discontinued, except to the extent of any reserve on the Financial Statements or the Estimated Working Capital.

4.7 Absence of Certain Changes. Except as expressly contemplated by this Agreement or as set forth in Schedule 4.7, between December 29, 2012 and the date of this Agreement, there has not occurred:

(a) any event that has had or could reasonably be expected to have a Material Adverse Effect;

(b) any acquisition (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, or (ii) of any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of supplies and raw materials in the Ordinary Course of Business;

(c) any sale, lease, license, pledge or other disposition of any material asset of the Company other than in the Ordinary Course of Business;

(d) (i) the incurrence of any Indebtedness (other than (A) letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the Ordinary Course of Business and (B) pursuant to existing credit facilities in the Ordinary Course of Business), (ii) any issuance, sale or amendment of any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, any guarantee of any debt securities of another person, any “keep well” or other agreement to maintain any financial statement condition of another Person or any arrangement having the economic effect of any of the foregoing, (iii) any loans, advances or capital contributions to, or investment in, any other Person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, except for investments in the Ordinary Course of Business in debt securities maturing not more than 90 days after the date of investment, or (iv) other than in the Ordinary Course of Business, any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

(e) revalued any of its material assets or facilities or changed any of its accounting principles, policies or practices;

(f) established, adopted, entered into, amended or terminated, any Company Employee Plan;

(g) announced, implemented or effected any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company;

(h) extended or reduced the term of payment of any of its vendors, suppliers or customers beyond or less than the term of payment customary in the Ordinary Course of Business;

(i) any other material occurrence, event, incident, action, failure to take action or transaction involving the Company or the Business which is outside the Ordinary Course of Business;

(j) make any material changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP; or

(k) committed to take any of the foregoing actions.

4.8 No Undisclosed Liabilities. Except as may be disclosed in Schedule 4.8 or in of the Most Recent Balance Sheet and except for Liabilities incurred the Ordinary Course of Business after the date of the Company Balance Sheet, the Company and its Subsidiaries do not have any material liabilities of any nature required by GAAP to be reflected on a consolidated balance sheet of the Company or the notes thereto.

4.9 Taxes.

(a) Each of the Company and the Subsidiaries has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns are correct and complete in all material respects. Each of the Company and the Subsidiaries has paid on a timely basis all Taxes that were due and payable.

(b) All Taxes that the Company or any Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the appropriate Governmental Entity.

(c) Neither the Company nor any Subsidiary is or has ever been a member of an affiliated group with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns other than such Tax Returns between the Company and its Subsidiaries or between its Subsidiaries. With the exception of customary commercial leases or contracts entered into in the Ordinary Course of Business and Liabilities thereunder, neither the Company nor any Subsidiary (i) has any Liability as a transferee or successor or pursuant to any contractual obligation for any Taxes of any Person other than the Company or any Subsidiary, or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

(d) The Company has delivered or made available to Purchaser complete and correct copies of all federal Income and other material Tax Returns of the Company and any Subsidiary relating to Taxes for all taxable periods ending on or after January 1, 2011.

(e) No examination or audit of any Tax Return of the Company or any Subsidiary by any Governmental Entity is currently in progress. Neither the Company nor any Subsidiary has been informed in writing by any jurisdiction in which the Company or any Subsidiary did not file a Tax Return that the jurisdiction believes that the Company or Subsidiary was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction. Neither the Company nor any Subsidiary has (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect or (ii) executed or filed any power of attorney with any taxing authority, which is still in effect.

(f) There are no liens for Taxes upon any of the assets of the Company or any Subsidiary, other than Permitted Liens.

(g) Neither the Company nor any Subsidiary has engaged in a “reportable transaction” as set forth in Treasury Regulation section 1.6011-4(b).

(h) Since inception, the Company has been treated as a partnership under U.S. Treasury Regulation Section 301.7701-3(b)(1)(i) for U.S. federal income Tax purposes.

(i) Notwithstanding anything to the contrary in this Agreement, it is agreed and understood that (i) no representation or warranty is made by the Sellers or the Company in this Agreement in respect of Tax matters, other than the representations and warranties set forth in this Section 4.9 and Section 4.13 with respect to Employee Benefit Plans, (ii) the representations and warranties of the Company in this Section 4.9 refer only to activities prior to the Closing and shall not serve as representations and warranties regarding, or a guarantee of, nor can they be relied upon with respect to, Taxes attributable to any Tax period (or portion thereof) beginning, or Tax positions taken, after the Closing Date, and (iii) no representations or guarantees are made with respect to the amount or availability of Tax attributes of any Subsidiary after the Closing Date.

4.10 Owned and Leased Real Properties; Assets.

(a) Owned Real Property. Schedule 4.10(a) lists all real property that the Company or any Subsidiary owns. Except as set forth on Schedule 4.10(a), with respect to each parcel of such real property:

(i) the identified owner has good and clear record and marketable title to such parcel, insurable by a recognized national title insurance company, free and clear of any Liens, easements, covenants or other private restrictions, except for recorded Liens, easements, covenants and other restrictions which do not materially impair the use or occupancy of such parcel as currently used (the “Intended Uses”);

(ii) there are no pending, or to the Knowledge of Company, threatened condemnation proceedings relating to such parcel;

(iii) there are no leases, subleases, licenses or agreements, written or oral, granting to any party or parties (other than the Company, a Subsidiary and those tenants under leases disclosed in Schedule 4.10(a)) the right of use or occupancy of any portion of such parcel;

(iv) there are no outstanding unrecorded options or rights of first refusal to purchase such parcel, or any portion thereof or interest therein;

(v) all facilities located on such parcel are supplied with utilities necessary for the operation of such facilities for the Intended Uses, including gas, electricity, water, telephone, sanitary sewer and storm sewer;

(vi) such parcel abuts on and has direct vehicular access to a public road or access to a public road via an easement or other access right benefiting such parcel; and

(b) Leased Real Property. Schedule 4.10(b) lists all real property leased or subleased to the Company or any Subsidiary. The Company has delivered to the Purchaser correct and complete copies of the leases and subleases (as amended to date) listed in Schedule 4.10(b). With respect to each lease and sublease listed in Schedule 4.10(b):

(i) the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

(ii) all required consents by any landlord or master landlord, with respect to any sublease, have been obtained and are in full force and effect;

(iii) neither Seller, nor to the Knowledge of Company the landlord, master landlord, sublessor or sublessee, as applicable, thereunder, is in material breach or default, under the lease or sublease; and

(iv) neither the Company nor any Subsidiary has assigned, transferred or conveyed its interest in the leasehold or subleasehold.

(c) Assets. Except for Permitted Liens, the Company and each Subsidiary has good and marketable title to, or a valid leasehold interest in, the material tangible personal properties and material tangible personal assets used in its business as it is presently being conducted or included in the Financial Statements (except for inventory and other assets sold or disposed in the Ordinary Course of Business) free and clear of all Liens. Neither the Company nor any Subsidiary has received any written notice of violation or default under any material Legal Requirement or material contractual requirement relating to its owned or leased tangible personal properties and tangible personal assets that remain uncured or have not been dismissed. All leases and licenses pursuant to which the Company or any Subsidiary leases or licenses tangible property from others are valid and effective as to the Company, or Subsidiary, as the case may be, in accordance with their respective terms, and there is not, with respect to the Company or Subsidiary, as the case may be, and to the Knowledge of the Company, with respect to any other party, under any of such leases or licenses, any existing material default (or event which with notice or lapse of time, or both, would constitute a material default). To the Knowledge of the Company, the tangible personal assets used in the business of the Company and its Subsidiaries are in good operating condition, sufficient and adequate to conduct the business of the Company and its Subsidiaries as currently conducted in compliance with all contractual and Legal Requirements.

4.11 Environmental Matters.

(a) Neither the Company nor any of its Subsidiaries has received any written notice alleging any of them has not complied with applicable Environmental Laws (as defined below). Neither the Company nor any of its Subsidiaries has received a written notice that it is subject to any material Liability for any Hazardous Substance disposal or contamination in violation of any Environmental Law on the property of any third party. Neither the Company nor any of its Subsidiaries has released any Hazardous Substance into the environment except (A) in compliance with law or (B) in an amount or concentration that would not reasonably be expected to give rise to any material Liability or obligation under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any orders, decrees or injunctions by any Governmental Entity addressing Liability under any Environmental Law.

(b) The Company has made available to Purchaser all material written environmental assessments currently in the possession of the Company, the Sellers or any of their Affiliates, representatives or agents (including Phase I and Phase II reports), and all material records and correspondence currently in the possession of the Company, the Sellers or any of their Affiliates, representatives or agents, relating to Environmental Laws or permits, or compliance with Environmental Law, in each case with respect to any real property currently or formerly owned, leased or otherwise operated by the Company.

(c) For purposes of this Agreement, the term “Environmental Law” means any law, regulation, order, decree or permit requirement of any governmental jurisdiction relating to: (i) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (ii) the handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor or wetlands protection.

(d) For purposes of this Agreement, the term “Hazardous Substance” means: (i) any substance that is regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law; or (ii) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon.

(e) The parties agree that the only representations and warranties of the Company in this Agreement as to any environmental matters or any other obligation or liability with respect to Hazardous Substances or materials of environmental concern are those contained in this Section 4.11. Without limiting the generality of the foregoing, the Purchasers specifically acknowledges that the representations and warranties contained in Sections 4.18 and 4.19 do not relate to environmental matters.

4.12 Intellectual Property.

(a) For purposes of this Agreement, the term “Intellectual Property” means (i) patents, trademarks, service marks, trade names, trade dress, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, trade dress, domain names, copyrights and designs, (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, and (iv) other tangible or intangible proprietary or confidential information and materials.

(b) The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby will not result in the breach of, or create on behalf of any third party the right to terminate or modify any license, sublicense and other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, excluding generally commercially available, off-the-shelf software programs (the “Third Party Intellectual Property”). Schedule 4.12(b)(i) sets forth a complete and accurate list of all patents and patent applications owned by the Company or its Subsidiaries (“Company Intellectual Property”) and Schedule 4.12(b)(ii) sets forth a complete and accurate list of all material Third Party Intellectual Property.

(c) To the Company’s Knowledge, no third party is infringing, violating or misappropriating any of the Company Intellectual Property. The Company or the appropriate Subsidiary has taken reasonable measures to maintain in confidence all trade secrets and confidential information comprising a part of the Company Intellectual Property. All Persons who have participated in the creation or development of material Company Intellectual Property have executed and delivered to the Company a valid and enforceable agreement (A) providing for the nondisclosure by the Person of any confidential information of the Company, and (B) providing the assignment by the Person to the Company of any Intellectual Property arising out of the Person’s employment by, engagement by or contract with the Company, and no Person is in default or breach of any term of such agreement.

(d) To the Company’s Knowledge, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party. Neither the Company nor any of its Subsidiaries has received any written claim or notice alleging any such material infringement, violation or misappropriation.

4.13 Employee Benefit Plans; Employees.

(a) Schedule 4.13 sets forth a complete and accurate list, as of the date of this Agreement, of all Employee Benefit Plans maintained, or contributed to, by the Company or any of the Company’s ERISA Affiliates (together, the “Company Employee Plans”). For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation involving more than one person or monetary benefits in excess of $10,000 per year, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee of the Company; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary of the Company.

(b) With respect to each Company Employee Plan, the Company has made available to the Purchaser a complete and accurate copy of (i) such Company Employee Plan, (ii) the most recent annual report (Form 5500) filed with the IRS and (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Employee Plan.

(c) To the Company’s Knowledge, each Company Employee Plan is being administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms.

(d) With respect to the Company Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued to the extent required by GAAP. The assets of each Company Employee Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(e) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would reasonably be expected to adversely affect its qualification or materially increase its cost.

(f) Neither the Company, any of the Company’s Subsidiaries nor any of their ERISA Affiliates has (i) within the past five (5) years maintained a Company Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) within the past five (5) years been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g) The Company has made available to the Purchaser a complete and accurate copy of each such Subsidiary Employee Plan.

(h) Neither the Company nor any of its Subsidiaries is a party to any (i) agreement with any manager, executive officer or other key employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of the transactions contemplated by this Agreement or (B) providing severance benefits or other benefits after the termination of employment of such manager, executive officer or key employee; or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

(i) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law.

(j) Set forth on Schedule 4.13(j) is a complete and accurate list of the following information for each employee of the Company and its Subsidiaries (the “Employees”): Name, job title, date of hire, current compensation paid or payable, vacation accrued and unused personal time (i.e., vacation, sick, paid time off), and service credited for purposes of vesting or eligibility to participate under any of the Company Employee Plans. Also set forth on Schedule 4.13(j) is a complete and accurate list of the following information for each retired Employee or Employee’s dependents receiving benefits or scheduled to receive benefits in the future: name, date of retirement, employee benefit option election, and type of Employee benefits, including retiree medical insurance coverage, retiree life insurance coverage and any other benefits.

(k) To the Company’s knowledge, no executive, officer or key Employee or group of Employees has any plans to terminate employment with the Company or its Subsidiaries. The Company has not incurred any material Liability under and has complied in all respects with the WARN Act and does not reasonably expect to incur any such Liability as a result of actions taken or not taken prior to Closing. The Company is not a party to or bound by any collective bargaining agreement and has not experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has complied with all laws relating to employment. The Company has not committed any unfair labor practice. No organizational effort is presently being made or, to the Company’s Knowledge, threatened by or on behalf of any labor union with respect to the Employees.

4.14 Contracts; Customers and Suppliers.

(a) Schedule 4.14(a) sets forth a complete and accurate list of the following contracts and agreements to which the Company or any of its Subsidiaries is a party as of the date of this Agreement under which the Company or such Subsidiary has any remaining rights or obligations (collectively, the “Company Material Contracts”):

(i) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $50,000 per annum;

(ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services which involves more than the sum of $150,000 per annum;

(iii) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness involving more than $25,000 in the aggregate;

(v) any agreement for the disposition of any significant portion of the assets or business of the Company or any of its Subsidiaries (other than in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than in the Ordinary Course of Business);

(vi) any employment or consulting agreement with any executive officer or other employee of the Company other than those that are terminable by the Company or any of its Subsidiaries on no more than 30 days’ notice without material liability or financial obligation to the Company or any of its Subsidiaries and its Subsidiaries or any agreement for the payment of severance benefits or payments of any kind upon termination of employment or upon the consummation of the transactions contemplated by this Agreement;

(vii) any agreement under which the consequences of a default or termination could have a Material Adverse Effect; and

(viii) any other agreement (or group of related agreements) involving payments to or by the Company of more than $150,000 per annum in the aggregate and not entered into in the Ordinary Course of Business.

(b) The Company has made available to the Purchaser a complete and accurate copy of each Company Material Contract. Each Company Material Contract is in full force and effect with respect to the Company and, to the Company’s Knowledge, with respect to each other party thereto, except to the extent it has previously expired in accordance with its terms. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Material Contract is in material violation of or in material default under (nor to the Company’s Knowledge does there exist any condition which, upon the passage of time or the giving of notice or both, would reasonably be expected to cause such a material violation of or material default under) any Company Material Contract.

(c) Schedule 4.14(c) sets forth a list of the top twenty (20) customers, by dollar volume, of the Business, and the top twenty (20) suppliers or vendors, by dollar volume, of the Business, for 2012 and the first ten (10) months of 2013. The Company has not received written notice that any of the customers or suppliers or vendors set forth on Schedule 4.14(c) intends to cease doing business with, or materially alter the amount or nature of the Business that each is doing with, the Company and its Subsidiaries, and to the Knowledge of Company, none of the customers or suppliers or vendors set forth on Schedule 4.14(c) intends to do so.

(d) Except as set forth on Schedule 4.14(d), no officer, director, manager or Affiliate of the Sellers, the Company or any of its Subsidiaries, or any individual in such officer’s, director’s or Affiliate’s immediate family (“Affiliated Persons”) (i) is a party to any agreement, contract, commitment or transaction with the Company or any of its Subsidiaries or has any interest in any property used by the Company or any of its Subsidiaries or (ii) owes any amount to the Company or any of its Subsidiaries, nor does the Company or any of its Subsidiaries owe any amount to (other than accrued compensation), or has the Company or any of its Subsidiaries committed to make any loan or extend or guarantee credit to or for the benefit of, any Affiliated Person.

4.15 Insurance. The Company maintains the amount and scope of insurance coverage under the policies or contracts providing insurance coverage listed in Schedule 4.15, all of which are in full force and effect, and have been in full force and effect for the past 5 years, with no gaps in coverage. The Company has delivered or made available to Purchaser accurate and complete copies of such policies. Except as disclosed in Schedule 4.15, the Company has no self-insurance or co insurance programs. Except as set forth on Schedule 4.15, there are no claims involving more than $50,000 in any individual circumstance pending under any of such insurance policies and no such claim has been made under any of such insurance policies in the last five (5) years. Except for the letters described on Schedule 4.15, to the Sellers’ Knowledge, Company has no additional correspondence with its insurer (or its Affiliates or agents) regarding insurance coverage (or denial thereof, and any reservation of rights related thereto) for any of the matters described on Schedule 4.15.

4.16 Litigation. Except as disclosed in Schedule 4.16, as of the date hereof, there is no action, suit, proceeding, claim or arbitration pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries. There are no judgments, orders or decrees outstanding against the Company or any of its Subsidiaries.

4.17 Brokers. Except as set forth in Schedule 4.17, no agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction.

4.18 Compliance With Laws. Except as set forth in Schedule 4.18, the Company and each of its Subsidiaries is in compliance in all material respects with, is not in violation of, and, since January 1, 2012, has not received any written notice alleging any violation with respect to, any applicable statute, Law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets.

4.19 Permits. The Company and each of its Subsidiaries have all material permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted (the “Company Permits”). The Company and each of its Subsidiaries are in material compliance with the terms of the Company Permits.

4.20 Products; Warranties. Except as set forth on Schedule 4.20:

(a) There are no material Liabilities of the Company and its Subsidiaries whether based on strict liability, negligence, breach of contract or otherwise, with respect to any product, component or other item manufactured, assembled, produced or sold by the Company and its Subsidiaries prior to the Closing to others.

(b) There are no Liabilities of the Company and its Subsidiaries with respect to any claim for the breach of any express or implied warranty or any other similar claim with respect to any products designed, manufactured, assembled, produced or sold by the Company and its Subsidiaries to others, other than standard warranty obligations (to replace, repair or refund) made by the Company and its Subsidiaries in the Ordinary Course of Business to purchasers of its products, and which are appropriately and adequately reserved for in the Financial Statements, or to the extent incurred after the date thereof in the Ordinary Course of Business, will be appropriately and adequately reserved for in the Closing Balance Sheet.

(c) Schedule 4.20 sets forth the terms of the Company’s and its Subsidiaries’ standard warranty for each of the Company’s and its Subsidiaries’ products and includes a true and correct listing of all warranty claims made with respect to the products of the Company and its Subsidiaries for the last two (2) years and a true and correct list of all contracts pursuant to which any purchaser may return any products. All rebate obligations and return obligations set forth on Schedule 4.20 are reflected in the Financial Statements or have been incurred after the date thereof in the Ordinary Course of Business and will be reflected in the Closing Balance Sheet.

4.21 Full Disclosure. No representation, warranty, covenant or agreement made by the Company or the Sellers in this Agreement or in any statement or document to be delivered to Purchaser pursuant to this Agreement contains or will contain any false or misleading statement of a material fact, or omit any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser represents and warrants to the Company that the statements contained in this Article V are true and correct as of the date hereof, except as set forth herein or in the disclosure schedule delivered by the Purchaser to the Company and dated as of the date of this Agreement (the “Purchaser Disclosure Schedule”).

5.1 Organization, Standing and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that would not have a Purchaser Material Adverse Effect.

5.2 Authority; No Conflict; Required Filings and Consents.

(a) Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Purchaser have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes the valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms.

(b) The execution and delivery of this Agreement by the Purchaser do not, and the consummation by the Purchaser of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Purchaser, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Purchaser’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Purchaser is a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Purchaser or any of its properties or assets, except in the case of clauses (ii) and (iii) of this Section 5.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, would not have a Purchaser Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which Membership Interests of Purchaser common stock are listed for trading is required by or with respect to the Purchaser in connection with the execution and delivery of this Agreement by the Purchaser or the consummation by the Purchaser of the transactions contemplated by this Agreement.

(d) No vote of the holders of any class or series of the Purchaser’s capital stock or other securities is necessary for the consummation by the Purchaser of the transactions contemplated by this Agreement.

5.3 Litigation. There is no litigation, action, suit, proceeding, claim or arbitration pending or, to the knowledge of the Purchaser, threatened, against the Purchaser, and the Purchaser is not subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Entity that, in either case, would, individually or in the aggregate, (a) prevent or materially delay the consummation by the Purchaser of the Transaction or (b) otherwise prevent or materially delay performance by the Purchaser of any of its material obligations under this Agreement.

5.4 Access. Purchaser and its representatives have been given access to the assets, books, records, contracts and employees of the Company, and have been given the opportunity to meet with officers and other representatives of the Company for the purpose of investigating and obtaining information regarding the Company’s business, operations and legal affairs and its ability to pay the Purchase Price and to consummate the Transaction.

5.5 Available Cash. The Purchaser has (or as of Closing will have) sufficient cash on hand to perform all of its obligations under this Agreement and to consummate the Transaction.

5.6 Solvency. Immediately after giving effect to the Transaction, the Purchaser shall be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the Transaction, the Purchaser shall have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Purchaser or the Company.

5.7 Condition of the Business. Notwithstanding anything contained in this Agreement to the contrary, the Purchaser acknowledges and agrees the Company is not making any representations or warranties about Company whatsoever, express or implied, beyond those expressly given by the Company in Article IV (as modified by the Schedules hereto) and the Purchaser acknowledges and agrees that, except for the representations and warranties contained therein, the assets and the business of the Company and its Subsidiaries are being transferred on a “where is” and, as to condition “as is” basis. The Purchaser acknowledges that it has conducted to its satisfaction its own independent investigation of the condition, operations and business of the Company and its Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, the Purchaser has relied on the representations, warranties, and covenants of Sellers set forth in this Agreement, and the results of its own independent investigation.

5.8 Investment. Purchaser is acquiring the Membership Interests for its own account, for investment only, and not with a view to any resale or public distribution thereof. Purchaser shall not offer to sell or otherwise dispose of the Membership Interests in violation of any Legal Requirement applicable to any such offer, sale or other disposition. Purchaser acknowledges that (i) the Membership Interests have not been registered under the Securities Act, or any state or foreign securities laws, (ii) there is no public market for the Membership Interests and there can be no assurance that a public market shall develop, and (iii) it must bear the economic risk of its investment in the Membership Interests for an indefinite period of time. Purchaser has all requisite legal power and authority to acquire the Membership Interests in accordance with the terms of this Agreement and is an “Accredited Investor” within the meaning of Rule 501 of Regulation D under the Securities Act, as presently in effect.

ARTICLE 6.

CONDUCT OF BUSINESS

6.1 Covenants of the Company. Except (i) as expressly provided or permitted herein, (ii) as set forth in Schedule 6.1, or (iii) as consented to in writing by the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), during the period commencing on the date of this Agreement and ending at the Closing Date or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to: carry on its business in the Ordinary Course of Business, maintain and preserve its business organization, assets and properties and preserve its business relationships with those customers, strategic partners, suppliers, distributors and others having material business dealings with it. Without limiting the generality of the foregoing, except as expressly provided or permitted herein or as set forth in Schedule 6.1, during the Pre-Closing Period, the Company shall not do any of the following without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any of its membership interests, or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such membership interests;

(b) amend the Company Operating Agreement;

(c) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of supplies and raw materials in the Ordinary Course of Business;

(d) sell, lease, license, pledge, or otherwise dispose of or encumber any material properties or material assets of the Company or its Subsidiaries other than in the Ordinary Course of Business;

(e) (i) incur any Indebtedness (other than (A) letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the Ordinary Course of Business and (B) pursuant to existing credit facilities in the Ordinary Course of Business), (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than intercompany transactions with Subsidiaries) or capital contributions to, or investment in, any other Person, other than the Company and its Subsidiaries, provided, however, that the Company may, in the Ordinary Course of Business, invest in debt securities maturing not more than 90 days after the date of investment, or (iv) other than in the Ordinary Course of Business, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company against fluctuations in commodities prices or exchange rates;

(f) make any capital expenditures in excess of $25,000 in the aggregate for the Company and its Subsidiaries, taken as a whole, other than as set forth in the Company’s budget for capital expenditures previously made available to the Purchaser;

(g) make any material changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP;

(h) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (i) adopt, enter into, terminate or materially amend any employment, severance or similar agreement or material benefit plan for the benefit or welfare of any current or former manager, officer or employee or any collective bargaining agreement (except in the Ordinary Course of Business and only if such arrangement is terminable on 60 days’ or less notice without either a penalty or a termination payment), (ii) increase in any material respect the compensation or fringe benefits of any manager, officer or employee (except for annual increases of salaries or changes made in connection with any promotion or increase in duties or responsibilities in the Ordinary Course of Business), (iii) accelerate the payment, right to payment or vesting of any material compensation or benefits, including any outstanding phantom share appreciation rights, other than as contemplated by this Agreement, or (iv) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any Employee Benefit Plan;

(i) except as required to comply with applicable law, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any amendment to a material Tax Return, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes; or

(j) authorize any of, or commit or agree to take any of, the foregoing actions.

6.2 Confidentiality. The parties acknowledge that the Purchaser and the Company have previously executed a confidentiality agreement, dated as of July 12, 2013 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

ARTICLE 7.

ADDITIONAL AGREEMENTS

7.1 Non-Solicitation. During the Pre-Closing Period, the Company and Sellers shall not, and shall cause their respective managers, officers, employees and agents not to, directly or indirectly, (a) solicit, initiate or knowingly encourage any Acquisition Proposal (as defined below) or (b) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information for the purpose of encouraging or facilitating, any Acquisition Proposal. For purposes of this Agreement, “Acquisition Proposal” means any proposal or offer for a merger, consolidation, dissolution, sale of substantial assets outside the Ordinary Course of Business, purchase of membership interests constituting a change in control of the Company, recapitalization, share exchange or other business combination involving the Company and its Subsidiaries, taken as a whole.

7.2 Access to Information. During the Pre-Closing Period, the Company shall afford to the Purchaser’s officers, employees, accountants, counsel and other representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not disrupt or interfere with business operations, to all of its properties, books, contracts, commitments, personnel and records as the Purchaser shall reasonably request, and, during such period, the Company shall furnish promptly to the Purchaser the information concerning its business, properties, assets, finances (including interim financial statements by the 15th of each month) and personnel as the Purchaser may reasonably request, in each case subject to any confidentiality restrictions existing as of the date hereof. The Purchaser will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement.

7.3 Legal Conditions to the Transaction.

(a) Subject to the terms hereof, including Section 7.3(b), the Company, and the Purchaser shall each:

(i) use its commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii) use its commercially reasonable efforts to make, as promptly as practicable, all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under (A) any applicable federal or state securities laws and (B) any other applicable law;

(iii) use its commercially reasonable efforts to obtain, as promptly as practicable, from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Purchaser in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and

(iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The Company, the Sellers and the Purchaser shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. The Company, the Sellers and the Purchaser shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the Purchaser, the Sellers and the Company agree that nothing contained in this Section 7.3(a) shall modify or affect their respective rights and responsibilities under Section 7.3(b).

(b) Each of the Company and the Purchaser shall give any notices to third parties, and use their commercially reasonable efforts to obtain any third party consents required in connection with the Transaction that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Schedules hereto, or (iii) required to prevent the occurrence of an event that would have a Material Adverse Effect prior to or after the Closing, it being understood that neither the Company nor the Purchaser shall be required to make any payments, other than the payment of customary filing fees, in connection with the fulfillment of its obligations under this Section 7.3. No representation, warranty of covenant of the Company or any Seller contained herein shall be breached or deemed breached and no condition of the Purchaser shall be deemed not to be satisfied as a result of the failure to obtain any such consent or as a result of any default, acceleration or termination or loss of right or any action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent.

7.4 Public Disclosure. The press release announcing the execution of this Agreement shall be issued in the form attached hereto as Exhibit 7.4. Except as may be required by law or stock market regulations, the Purchaser and the Company shall consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Transaction or this Agreement.

7.5 Indemnification of Managers and Officers.

(a) From the Closing through the sixth anniversary of the Closing Date, the Company shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Closing Date, a manager or officer of the Company or any predecessor thereof (“Company Indemnified Party”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Company Indemnified Party is or was an officer or manager of the Company or any of its Subsidiaries or any predecessor thereof, whether asserted or claimed prior to, at or after the Closing Date, to the fullest extent that indemnification is available under Delaware General Corporation Law for officers and directors of Delaware corporations. Each Company Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from the Company within five (5) Business Days of receipt by the Company from the Company Indemnified Party of request therefor.

(b) At the Closing, the Company shall obtain, and the Purchaser shall cause the Company to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Closing Date directors’ and officers’ liability insurance policies with respect to matters existing or occurring at or prior to the Closing Date (including the Transaction) with coverage in amount and scope at least as favorable to such beneficiaries as the Company’s existing coverage. The cost of such insurance policies shall be paid at Closing as part of the Company Transaction Expenses.

(c) The Company shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 7.5 in connection with their enforcement of their rights provided in this Section 7.5.

(d) The provisions of this Section 7.5 are intended to be in addition to the rights otherwise available to the Company Indemnified Parties by law, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Company Indemnified Parties, their heirs and their representatives.

7.6 Notification of Certain Matters. During the Pre-Closing Period, the Purchaser shall give prompt notice to the Company, and the Company shall give prompt notice to the Purchaser, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause the closing conditions to the obligations of the other Party not to be satisfied, or which occurrence or failure to occur constitutes a misrepresentation, breach of warranty or breach of covenant pursuant to this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Transaction; provided, that if (i) any such notice relates to the occurrence of any event hereafter arising (without breach of Section 6.1 or Section 7.1), (ii) such notice is accompanied by a written statement from the Company informing the Purchaser of the Company’s determination that the Purchaser is entitled to terminate this agreement in accordance with the provisions of Section 9.1(d) as a result of such notice (which statement shall be binding on the Company) (such written statement, a “Company Termination Right Notice”) and (iii) the Purchaser does not exercise such right prior to the Closing, then the information set forth in such notice shall constitute an amendment of the representation or warranty to which it relates for purpose of Article XI of this Agreement such that the Purchaser shall not be entitled to indemnification under Article XI of this Agreement with respect to such matter to the extent of the information so disclosed.

7.7 Service Credit. Following the Closing, the Purchaser will give each employee of the Purchaser or the Company or their respective Subsidiaries who shall have been an employee of the Company or any of its Subsidiaries immediately prior to the Closing (“Continuing Employees”) full credit for prior service with the Company or its Subsidiaries for purposes of (a) eligibility under any Purchaser Employee Plans (as defined below), (b) determination of benefit levels under any Purchaser Employee Plan or policy relating to vacation and (c) determination of “retiree” status under any Purchaser Employee Plan, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such credit would result in a duplication of benefits. In addition, the Purchaser shall waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Purchaser and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Closing occurs. For purposes of this Agreement, the term “Purchaser Employee Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA).

7.8 FIRPTA. Prior to the Closing, each Seller shall deliver to the Purchaser certifications that they are not foreign persons in accordance with the Treasury Regulations under Section 1445 of the Code. If a Seller has not provided such certification and notice to the Purchaser on or before the Closing Date, the Purchaser shall be permitted to withhold from the payments to be made to such Seller pursuant to this Agreement any required withholding Tax under Section 1445 of the Code.

ARTICLE 8.

CONDITIONS TO TRANSACTION

8.1 Conditions to Each Party’s Obligations to Effect the Transaction. The respective obligations of each Party to effect the Transaction shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Governmental Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Transaction and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur would have a Material Adverse Effect, shall have been filed, been obtained or occurred on terms and conditions which would not have a Material Adverse Effect.

(b) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Transaction illegal or otherwise prohibiting consummation of the Transaction or the other transactions contemplated by this Agreement.

8.2 Additional Conditions to Obligations of the Purchaser. The obligations of the Purchaser to effect the Transaction shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Purchaser:

(a) Representations and Warranties. The representations and warranties of the Sellers and the Company set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes contemplated by this Agreement, and (iii) where the failure to be true and correct (without regard to any materiality or Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had a Material Adverse Effect; and the Purchaser shall have received a certificate signed on behalf of the Company and the Sellers to such effect; provided that satisfaction of the condition set forth in this Section 8.2(a) will not limit or otherwise affect the remedies available to Purchaser under Section 11(a)(i) of this Agreement after the Closing.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Purchaser shall have received a certificate signed on behalf of the Company by the manager of the Company to such effect.

(c) No developments, events or occurrences shall have caused or could reasonably be expected to cause a Material Adverse Effect.

(d) Seller and Company shall have delivered to Purchaser each item set forth in Section 2.5(c) and (d).

8.3 Additional Conditions to Obligations of the Sellers. The obligation of the Sellers to effect the Transaction shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, either of which may be waived, in writing, exclusively by the Sellers’ Representative:

(a) Representations and Warranties. The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes contemplated by this Agreement, and (iii) where the failure to be true and correct (without regard to any materiality or Purchaser Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had a Purchaser Material Adverse Effect; and the Company shall have received a certificate signed on behalf of the Purchaser by the chief executive officer or the chief financial officer of the Purchaser to such effect; provided that satisfaction of the condition set forth in this Section 8.3(a) will not limit or otherwise affect the remedies available to Sellers under Section 11(b)(i) of this Agreement after the Closing.

(b) Performance of Obligations of the Purchaser. The Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Purchaser by the chief executive officer or the chief financial officer of the Purchaser to such effect.

ARTICLE 9.

TERMINATION AND AMENDMENT

9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date (with respect to Sections 9.1(b) through 9.1(f), by written notice by the terminating party to the other party):

(a) by mutual written consent of the Purchaser and the Sellers’ Representative; or

(b) by either the Purchaser or the Sellers’ Representative if the Transaction shall not have been consummated by December 31, 2013 (the “Outside Date”), provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Transaction to occur on or before the Outside Date; or

(c) by either the Purchaser or the Sellers’ Representative if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction; or

(d) by the Purchaser, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company or the Sellers set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in

Section 8.2(a) or 8.2(b) not to be satisfied, and (ii) shall not have been cured within 20 days following receipt by the Sellers’ Representative of written notice of such breach or failure to perform from the Purchaser; or

(e) by the Sellers’ Representative, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Purchaser set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 8.3(a) or 8.3(b) not to be satisfied, and (ii) shall not have been cured within 20 days following receipt by the Purchaser of written notice of such breach or failure to perform from the Company.

9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become void and there shall be no Liability or obligation on the part of the Purchaser, the Sellers or the Company or their respective officers, managers, directors, stockholders, members or Affiliates; provided that (a) any such termination shall not relieve any party from Liability for any willful breach of this Agreement and (b) the provisions of Sections 6.2 (Confidentiality) and 9.3 (Fees and Expenses), this Section 9.2 (Effect of Termination) and Article XII (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

9.3 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Transaction is consummated.

9.4 Extension; Waiver. At any time prior to the Closing Date, the Parties hereto, by action taken or authorized by the Purchaser’s Board of Directors, the Company and the Sellers’ Representative, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE 10.

COVENANTS

10.1 Books and Records. For a period of seven (7) years from the Closing, Purchaser shall, and shall cause the Company to, provide to any Seller access to the personnel, representatives, attorneys, accountants, properties, books and records of the Company relating to pre-Closing periods for purposes of preparing any Tax filings or any other legitimate purpose of such Seller upon reasonable advance written notice during regular business hours and will permit such Seller to make such copies of any such information. Such access shall be in such a manner as does not unreasonably interfere with the operation of the Company’s business.

10.2 Litigation Support. In the event and for so long as any Party is actively contesting or defending against any third party action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement, or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Sellers, Purchaser or the Company, each of Purchaser, the Company and the Sellers, as applicable, agree, to (a) reasonably cooperate, on a reasonably prompt basis, with the contesting or defending Party and its counsel, (b) as applicable, make reasonably available, on a reasonably prompt basis, their employees to provide testimony, to be deposed, to act as witnesses and to assist counsel in such a manner as does not unreasonably interfere with the business of the Sellers, Purchaser or the Company, as the case may be, and (c) provide reasonable access, on a reasonably prompt basis, to its books and records as shall be necessary in connection with the defense or contest, which access shall be at such times, and in such manner as does not unreasonably interfere with the business of the Sellers, Purchaser or the Company, as the case may be; provided that, the contesting or defending Party shall pay the out-of-pocket expenses reasonably incurred by the Party so cooperating. This Section 10.2 shall not apply to any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand by and between any of the Parties to this Agreement.

10.3 Attorney-Client Privilege. From and after the Closing, in any suit, action, claim, order, investigation or legal or administrative or grievance/arbitration proceeding regarding the substance of this Agreement in which Purchaser or the Company (or any of their respective Affiliates) is, in the reasonable opinion of counsel to the Sellers’ Representative furnished in writing to Purchaser, a party adverse to one or more of Sellers, Purchaser and the Company, including their respective Affiliates, shall not, without the prior written consent of Sellers’ Representative (which consent shall not unreasonably be withheld, delayed or conditioned), waive or fail to assert any attorney-client privilege arising out of the legal representation of the Company with respect to the negotiation of this Agreement and/or the transactions contemplated hereby. No waiver of any such attorney-client privilege is intended or effected by the transactions contemplated hereby. Purchaser agrees to use reasonable efforts to preserve, and shall cause the Company and its and their respective Affiliates to use reasonable efforts to preserve, any such attorney-client privilege of the Company, it being understood that subject to section 13.13(b), such obligation shall not prevent Purchaser, the Company or any of their respective Affiliates from waiving or failing to assert any such attorney-client privilege in any suit, action, claim, order, investigation or legal or administrative or grievance/arbitration proceeding other than those described by the first sentence of this paragraph.

ARTICLE 11.

INDEMNIFICATION

11.1 Indemnification.

(a) Subject to the limitations set forth in Section 11.3, each Seller, severally and not jointly, solely in accordance with the percentage interest of the Purchase Price such Seller is entitled to receive as set forth in Schedule A hereto (other than with respect to clauses (ii), (iii) and (iv) below, as to which the applicable Seller shall be fully liable), agrees from and after the Closing Date to indemnify, defend and hold harmless Purchaser, the Company and all of their respective officers, managers, directors, shareholders, members, Affiliates, employees and agents (the “Purchaser Indemnified Persons”) from and against any Losses incurred or suffered by such Purchaser Indemnified Persons arising out of, resulting from or constituting:

(i) any breach by the Company of any Fundamental Representation;

(ii) any breach by such Seller (but not any other Seller) of any representation or warranty of such Seller contained in Article III of this Agreement;

(iii) any breach by such Seller (but not any other Seller) of any post-Closing covenant of such Seller contained in this Agreement;

(iv) any failure of such Seller (but not any other Seller) to deliver good, valid and marketable title to the Membership Interests issued in the name of such Seller, free and clear of all Liens pursuant to Section 2.1;

(v) Indebtedness or Company Transaction Expenses that are not paid at the Closing pursuant to Section 2.2 (except in the event Purchaser deducts the amount of such Indebtedness or Company Transaction Expenses in the calculation of the Purchase Price and fails to then pay such Indebtedness or Company Transaction Expenses pursuant to Section 2.4(b)); or

(vi) any Taxes of the Company and its Subsidiaries for taxable periods (or portions thereof) ending on or before the Closing Date determined in accordance with Section 12.2;

provided, in each case, that Purchaser has submitted to Sellers’ Representative a Notice of Claim or Third Party Notice, as applicable, in respect thereof prior to the date of expiration of the applicable survival period specified in Section 11.3 (each a “Purchaser Indemnification Claim”).

(b) Subject to the limitations set forth in Section 11.3, the Company and the Purchaser, jointly and severally, agree from and after the Closing Date to indemnify, defend and hold harmless Sellers and their respective trustees and beneficiaries, as applicable (the “Seller Indemnified Persons”) from and against any Losses incurred or suffered by such Seller Indemnified Persons to the extent arising out of, resulting from or constituting:

(i) any breach by Purchaser of any representation or warranty of Purchaser contained in this Agreement;

(ii) any breach by the Company (or any successor thereof) of any post-Closing covenant of the Company contained in this Agreement;

(iii) any breach by Purchaser of any covenant of Purchaser contained in this Agreement;

(iv) any release or threatened release of Hazardous Substances into the environment by the Company, the Subsidiaries or any of their successors after the Closing; or

(v) any violations or alleged violations of Environmental Laws by the Company, the Subsidiaries or any of their successors after the Closing;

provided, in each case, that the Sellers’ Representative has submitted to Purchaser a Notice of Claim or Third Party Notice, as applicable, in respect thereof prior to the date of expiration of the applicable survival period specified in Section 11.3 (each a “Seller Indemnification Claim”).

11.2 Procedures for Indemnification.

(a) If any Purchaser Indemnified Person or Seller Indemnified Person (each an “Indemnified Person”) shall claim indemnification hereunder for any matter (other than a Third Party Claim) for which indemnification is provided in Section 11.1 above, the Indemnified Person shall promptly give written notice (a “Notice of Claim”) to Sellers’ Representative or Purchaser, as applicable, setting forth the basis for such claim and the nature and estimated amount of the claim (to the extent then known by the Indemnified Person), all in reasonable detail. No delay or failure on the part of the Indemnified Person in so notifying the Indemnifying Person shall relieve the Indemnifying Person of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such delay or failure. Within 20 days after delivery of a Notice of Claim, the Indemnifying Person shall deliver to the Indemnified Person a response, in which the Indemnifying Person shall either: (i) agree that the Indemnified Person is entitled to receive all of the claimed amount (in which case the response shall be accompanied by a payment by the Indemnifying Person to the Indemnified Person of such claimed amount, by check or by wire transfer), (ii) agree that the Indemnified Person is entitled to receive a portion of the claimed amount (in which case the response shall be accompanied by a payment by the Indemnifying Person to the Indemnified Person of the amount so agreed upon, by check or by wire transfer; and assert that the Indemnified Person is not entitled to receive the remainder of the claimed amount), or (iii) assert that the Indemnified Person is not entitled to receive any portion of the claimed amount. If the Indemnifying Person does not deliver a response within the 20-day period set forth above, the Indemnifying Person shall be deemed to have agreed that the Indemnified Person is entitled to receive all of the claimed amount. Acceptance by the Indemnified Person of partial payment of any claimed amount shall be without prejudice to the Indemnified Person’s right to claim the balance of any such claimed amount. During the 30-day period following the delivery of a response under either clause (ii) or (iii) of the preceding sentence, the Indemnifying Person and the Indemnified Person shall use good faith efforts to resolve the disputed matters (the “Dispute”). If the Dispute is not resolved within such 30-day period, the Indemnifying Person and the Indemnified Person shall discuss in good faith the submission of the Dispute to binding arbitration and the procedures to be followed in connection therewith. In the absence of an agreement by the Indemnifying Person and the Indemnified Person to arbitrate the Dispute, either party may seek resolution of the Dispute in a court having jurisdiction over the parties and the matter.

(b) If an Indemnified Person shall claim indemnification hereunder arising from any claim or demand of a third party for which indemnification is provided in Section 11.1 above (a “Third Party Claim”), the Indemnified Person shall promptly after it receives written notification of such Third Party Claim or demand, give written notice (a “Third Party Notice”) to Sellers (provided that such Third Party Notice may be delivered to the Sellers’ Representative in lieu of Sellers) or Purchaser and the Company, as applicable (each, an “Indemnifying Person”), of the basis for such claim, setting forth the nature of the claim or demand (to the extent then known by the Indemnified Person) in reasonable detail. No delay or failure on the part of the Indemnified Person in so notifying the Indemnifying Person shall relieve the Indemnifying Person of any Liability or obligation hereunder except to the extent of any damage or Liability caused by or arising out of such delay or failure. Within 30 days after receiving such Third Party Notice, the

Indemnifying Person, upon notice to the Indemnified Person, may, at its own cost and through counsel of its own choosing, defend any claim or demand set forth in a Third-Party Notice; provided that the Indemnifying Person may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Person that any damages, fines, costs or other Liabilities that may be assessed against the Indemnified Person in connection with such Third Party Claim constitute Losses for which the Indemnified Person shall be indemnified pursuant to this Article XI and (B) the damages sought in such Third Party Claim, taken together with the estimated costs of defense thereof and the amount claimed by the Indemnified Persons with respect to any unresolved claims for indemnification then pending, are not greater than the then remaining obligation of the Indemnifying Person hereunder (taking into account the limitations or liability described in Section 11.3). If the Indemnifying Person does not so assume control of the defense of a Third Party Claim, the Indemnified Person shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Claim and the defense thereof, including by providing copies of all notices, pleadings or other similar submissions regarding such Third Party Claim and such defense thereof, and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall, promptly upon the Controlling Party’s reasonable request therefor, furnish the Controlling Party with such information as it may have with respect to such Third Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Claim in accordance with the provisions of Section 11.3. The fees and expenses of counsel to the Indemnified Person with respect to a Third Party Claim shall be considered Losses for purposes of this Agreement if and to the extent (i) the Indemnified Person controls the defense of such Third Party Claim pursuant to the terms of this Section 11.2(b) or (ii) the Indemnifying Person assumes control of such defense and there exists a conflict (and the Indemnified Person has been so advised in writing by counsel) between the interests of the Indemnified Person and the Indemnifying Person or different defenses with respect to such Third Party Claim are available to the Indemnified Person which are not available to the Indemnifying Person. Neither the Sellers nor the Sellers’ Representative shall agree to any settlement of, or the entry of any judgment arising from, any Third Party Claim without the prior written consent of Purchaser, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of Purchaser shall not be required if the Sellers’ Representative, on behalf of all of the Sellers, agrees in writing to pay any amounts payable pursuant to such settlement or judgment, such settlement or judgment does not include any injunctive or other non-monetary equitable relief and such settlement or judgment includes a complete release of Purchaser from further Liability. No Purchaser Indemnified Person shall agree to any settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Sellers’ Representative, which shall not be unreasonably withheld, conditioned or delayed.

11.3 Limitations on Indemnification.

(a) Survival. All covenants and agreements of the Sellers, the Company and Purchaser which require performance prior to the Closing will terminate at the Closing. Unless a specified period is set forth in this Agreement, the covenants in this Agreement which require performance after the Closing will survive the Closing and remain in effect indefinitely. Except for claims based on fraud in connection with this Agreement or the transactions contemplated hereby, and except for the Fundamental Representations, all representations and warranties set forth in Article 4 shall expire at the Closing. The Fundamental Representations and claims pursuant to Section 11.1(a)(ii)-(vi) will survive the Closing and remain in effect indefinitely (subject to any applicable statute of limitations). If an Indemnified Person delivers to an Indemnifying Person, before expiration of a representation, warranty, covenant or agreement, either a Notice of Claim or a Third Party Notice based upon a breach of such representation, warranty, covenant or agreement then the applicable representation, warranty, covenant or agreement shall, to the extent it would otherwise expire, survive until, but only for purposes of, the final resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which a Notice of Claim or a Third Party Notice has been given is definitively withdrawn or resolved in favor an Indemnified Person, such Indemnified Person shall promptly so notify the Indemnifying Person.

(b) Intentionally omitted.

(c) Individual Seller Cap. Notwithstanding anything to the contrary herein, except for claims based on fraud in connection with this Agreement and the transactions contemplated hereby, the aggregate Liability of each Seller for Losses under this Article XI shall not exceed, in the aggregate, the lesser of (x) the portion of the Adjusted Purchase Price received by such Seller pursuant to this Agreement, and (y) such Seller’s pro rata portion of such Losses (based on the percentage of the Adjusted Purchase Price received by such Seller pursuant to this Agreement); provided that if any Losses arise with respect to a Seller under Sections 11.1(a)(ii), (iii) or (iv), Purchaser Indemnified Persons shall be entitled to indemnification solely from the Seller who breached the representations, warranties, covenants or other obligations that gave rise to the indemnified Losses.

(d) Intentionally omitted.

(e) Intentionally omitted.

(f) Insurance and Other Recoveries.

(i) The amount of any Losses payable under this Article XI by an Indemnifying Person shall be net of amounts actually recovered under applicable insurance policies or from any other third party with indemnification obligations or from any other person responsible therefor. If an Indemnified Person receives any amounts under applicable insurance policies or from any other third party with indemnification obligations or from any other person alleged to be responsible for any Losses subsequent to an indemnification payment by any Indemnifying Person, and provided the Indemnified Person has collected all sums due from the Indemnifying Person, then the amount of Losses to be recovered by the Indemnified Person shall be recalculated, taking into account the limitations of this Section 11.3, as if such insurance proceeds or other payments had been made prior to the collection of any Losses under this Agreement and any excess Losses previously collected after such recalculation shall be repaid to the Indemnifying Person; provided, however, that where Purchaser is the Indemnified Person, any such amounts shall be paid to the Sellers’ Representative for distribution to the Sellers. Notwithstanding the foregoing or anything to the contrary set forth herein, in no event shall an Indemnified Person be required to pursue any insurance coverage or any third party with indemnification obligations or any other person responsible therefor in order to seek indemnification under this Article XI.

(g) Financial Statements Accrual. No claim for indemnification may be made by a Purchaser Indemnified Person and no indemnification shall be required to the extent that the Losses sustained or incurred by such Purchaser Indemnified Person for which indemnification is sought were reflected in the purchase price adjustment pursuant to Section 2.4.

(h) Calculation of Losses. For purposes of calculating Losses in connection with an indemnification claim made under this Article XI, no Party will be obligated to any other Person for any consequential, indirect, special, exemplary or punitive damages. Notwithstanding the previous sentence, with respect to Losses in connection with a Third Party Claim, the Indemnifying Person shall be required to indemnify the Indemnified Person for consequential, indirect, special, exemplary or punitive damages to the extent that the Indemnified Person has been required to pay such damages to any third Person. In connection with a claim for indemnity under Section 11.1(a), for purposes of determining the amount of any Losses resulting from such breach, each such representation or warranty shall be considered without regard to any limitation or qualification as to materiality, Material Adverse Effect or similar qualifier set forth in such representation or warranty.

(i) Sole Remedy; Nature of Representations. Except with respect to claims based on fraud in connection with this Agreement or the transactions contemplated hereby, after the Closing the indemnification provided in this Article XI (including all limitations contained herein) shall be the sole and exclusive remedy for all matters relating to this Agreement, the transactions contemplated hereby, the ownership of equity interests of the Company by Sellers and for the breach of any representation, warranty, covenant or agreement contained herein. Without limiting the foregoing (and subject to the exception for claims for fraud described in the previous sentence) the Parties acknowledge and agree that all representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein, and that except with respect to Fundamental Representations, neither the Purchaser nor any Affiliate shall have any recourse or other remedy against either Seller or any other person on account of a breach of a representation or warranty set forth in Article 4. No Person is asserting the truth of any representation or warranty set forth in this Agreement; rather the Parties have agreed that should any representations or warranties of any Party prove untrue, the other Party shall have the specific rights and remedies herein specified as the exclusive remedy therefor, and that no other rights, remedies or causes of action (whether in law or equity or whether in contract or tort) are permitted to any Party as a result of the untruth or any such representation or warranty.

(j) Right of Contribution. No Seller shall have any right of contribution against the Company with respect to any breach by such Seller or the Company of any of their respective representations, warranties, covenants or agreements.

(k) Mitigation. Each Party will use its commercially reasonable efforts to mitigate any Losses for which such Party is or may become entitled to be indemnified hereunder.

11.4 Adjustment to Purchase Price. All payments under Article XI shall be treated as adjustments to the Adjusted Purchase Price, unless otherwise required by applicable Legal Requirements.

11.5 Intentionally omitted.

11.6 Waiver and Release. Except as expressly set forth in this Article XI, Purchaser, on behalf of itself and its successors and assigns, hereby forever waives, relieves, releases, and discharges Sellers and their respective successors and assigns from any and all Liabilities and Losses, whether known or unknown at the Closing Date, which the Purchaser and its successors and assigns have or incur, or may in the future have or incur, arising out of or related to a violation or alleged violation of Environmental Laws related to the facilities of the Company. Without limiting the foregoing, except as expressly set forth in this Article XI, Purchaser, on behalf of itself and its successors and assigns, to the extent such claims are related to the facilities of the Company, hereby forever waives, relieves, releases and discharges Sellers and their respective successors and assigns from any and all claims for cost recovery or contribution under laws related to environmental contamination, including, without limitation, CERCLA, RCRA and any state counterparts thereto, as they may be amended from time to time, and under common law doctrines, including, without limitation, nuisance, waste, trespass, and strict Liability. Purchaser, on behalf of itself and its successors and assigns, recognizes that there is a risk arising out of the uncertainty of determining the nature and scope of any pre-Closing releases of Hazardous Substances. Purchaser acknowledges that this waiver and release is a material part of the consideration of Sellers for entering into the transaction contemplated herein.

ARTICLE 12.

TAX MATTERS

12.1 Preparation and Filing of Tax Returns; Payment of Taxes.

(a) The Sellers’ Representative, at the expense of the Sellers, shall prepare or cause to be prepared all Tax Returns for any Income Taxes of the Company and any Subsidiary for all taxable periods that end on or before the Closing Date. The Sellers shall pay to the Purchaser all Taxes, if any, imposed on the Company or any Subsidiary in respect of each such Tax Return to the extent such Taxes are not accounted for in determining the Working Capital as of the Closing, at least 5 days prior to the due date for such Taxes. The Purchaser shall file or cause to be filed each such Tax Return and remit the Taxes due to the appropriate Governmental Entity.

(b) The Purchaser shall prepare or cause to be prepared and file all other Tax Returns of the Company and the Subsidiaries required to be filed after the Closing Date, and shall pay all Taxes shown thereon or otherwise imposed on or payable by the Company or the Subsidiaries after the Closing Date; provided, however, that the Sellers shall promptly reimburse the Purchaser to the extent any payment the Purchaser is required to make relates to the operations of the business of the Company or any Subsidiary for any period ending (or deemed pursuant to Section 12.2(b) to end) on or before the Closing Date to the extent such Taxes are not accounted for in determining the Working Capital as of the Closing.

(c) Any Tax Return to be prepared and filed for Taxable periods beginning before the Closing Date and ending after the Closing Date shall be prepared on a basis consistent with the last previous similar Tax Return. The Purchaser shall provide the Sellers’ Representative with a copy of each proposed Tax Return (and such additional information regarding such Tax Return as may reasonably be requested by the Sellers’ Representative) for review and comment at least 45 days prior to the filing of such Tax Return in the case of Income Tax Returns, and in such period of time prior to filing as the Purchaser shall reasonably determine to be practicable in the case of other Tax Returns. The Purchaser shall report all items with respect to the portion of the period ending on the Closing Date in accordance with the instructions of the Sellers’ Representative to the extent such reporting is allowable without significant risk of the imposition of penalties or additions to Tax as determined by the Purchaser in consultation with its Tax advisors.

(d) The Purchaser shall be responsible for the payment of any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-Income Taxes and administrative fees (including, without limitation, notary fees) arising in connection with the consummation of the transactions contemplated by this Agreement. The Purchaser will file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges and, if required by applicable law, the Sellers will join in the execution of any such Tax Returns and other documentation.

12.2 Allocation of Certain Taxes.

(a) The Purchaser and the Sellers agree that if the Company or any Subsidiary is permitted but not required under applicable foreign, state or local Tax laws to treat the Closing Date as the last day of a taxable period, the Purchaser and the Sellers shall treat such day as the last day of a taxable period.

(b) Any Taxes for a taxable period beginning before and ending after the Closing Date shall be paid by the Purchaser or its Affiliates, and the portion of any such Taxes allocable to the portion of such period ending on the Closing Date (and as to which Sellers shall reimburse the Purchaser) shall be deemed to equal (i) in the case of Taxes that (x) are based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property, other than Taxes described in Section 12.1(d), the amount which would be payable if the taxable year ended with the Closing Date, and (ii) in the case of other Taxes imposed on a periodic basis (including property Taxes), the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the period ending with the Closing Date and the denominator of which is the number of calendar days in the entire period. For purposes of computing the Taxes attributable to the two portions of a taxable period pursuant to this Section 12.2(b), the amount of any item that is taken into account only once for each taxable period (e.g., the benefit of graduated tax rates, exemption amounts, etc.) shall be allocated between the two portions of the period in proportion to the number of days in each portion.

(c) Transactions that occur on the Closing Date but after the Closing and that are not incurred in the Ordinary Course of Business of the Company or its Subsidiaries shall be considered to be attributable to the period that commences on the day following the Closing Date.

12.3 Tax Refunds; Tax Attributes.

(a) The Sellers shall be entitled to any refunds (including any interest paid thereon) or credits of Taxes of the Company or any Subsidiary attributable to taxable periods ending (or deemed pursuant to Section 12.2(b) to end) on or before the Closing Date to the extent such refunds were not taken into account in the Working Capital as of the Closing. The Purchaser and its Affiliates shall cooperate with the Sellers’ Representative in obtaining any refund to which the Sellers are entitled under this Section 12.3.

(b) The Purchaser and/or its Affiliates, as the case may be, shall be entitled to (i) any refunds (including any interest paid thereon) or credits of Taxes of the Company or any Subsidiary attributable to taxable periods beginning (or deemed pursuant to Section 12.2(b) to begin) after the Closing Date and (ii) any refunds taken into account in the Working Capital as of the Closing.

(c) The Purchaser shall promptly forward to or reimburse the Sellers for any such refunds (including any interest paid thereon) or credits due to the Sellers after receipt thereof, and the Sellers shall promptly forward to the Purchaser or reimburse the Purchaser for any such refunds (including any interest paid thereon) or credits due to the Purchaser after receipt thereof.

12.4 Post-Closing Actions. The Purchaser shall not (and shall not cause or permit any Company or Subsidiary to) file, amend, re-file or otherwise modify any Tax Return or Tax election relating in whole or in part to the Company or any Subsidiary or agree to the waiver of any extension or the statute of limitations, with respect to any taxable period ending (or deemed pursuant to Section 12.2(b) to end) on or before the Closing Date, without the prior written consent of the Sellers’ Representative (which consent shall not be unreasonably withheld or delayed).

12.5 Purchase Price Allocation. The parties shall allocate the Purchase Price to be paid for the Membership Interests plus any assumed Liabilities of the Company to the extent properly taken into account under the Code, such as unpaid Indebtedness and unpaid Company Transaction Expenses, (the “Tax Purchase Price”) in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Sellers and Purchaser agree to negotiate in good faith prior to the Closing Date an allocation of the Tax Purchase Price among the underlying assets of the Company (other than Working Capital which the Parties agree will be allocated in accordance with the Working Capital as finally determined pursuant to Section 2.4) in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. In the event Purchaser is required to obtain an appraisal of the assets of the Company in accordance with GAAP, Sellers and Purchaser shall mutually select an independent appraisal firm (the “Appraiser”) which shall be instructed to prepare a written appraisal of such assets (the “Appraisal”) and deliver to the Parties a complete and final appraisal within 90 days after the Closing Date. In such event, the parties shall use the Appraisal to allocate the Tax Purchase Price (less the amount ascribed to Working capital, as mentioned above) among the assets of the Company in accordance with Section 1060 of the Code and the Treasury Regulations thereunder. Purchaser shall bear 100% of the fees and expenses of the Appraiser. If the Purchase Price is adjusted pursuant to this Agreement, the allocation shall be adjusted in accordance with Section 1060 of the Code and the Treasury Regulations thereunder and consistent with the preparation of the allocation of the Tax Purchase Price as negotiated by the parties or determined pursuant to the Appraisal. Neither Party shall file any Tax Return (including IRS Form 8594) or other document or otherwise take any position which is inconsistent with the allocation of the Tax Purchase Price as determined pursuant to this section, except as may be adjusted by subsequent agreement following an audit by a Governmental Entity; provided, that neither party (nor their respective Affiliates) shall be obligated to litigate any challenge to such allocation of the Tax Purchase Price by any Governmental Entity. The parties shall promptly inform one another of any challenge by any Governmental Entity to any allocation made pursuant to this section and shall consult with and keep one another informed with respect to the state of, and any discussion, proposal or submission with respect to, such challenge.

12.6 Cooperation on Tax Matters; Tax Audits.

(a) The Purchaser, the Sellers, the Company and the Subsidiaries and their respective Affiliates shall cooperate in the preparation and filing of all Tax Returns for any Tax periods for which one Party could reasonably require the assistance of the other Party in obtaining any necessary information and in any Tax Proceeding. Such cooperation and information shall include promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Governmental Entity which relate to the Company or any Subsidiary, and providing copies of all relevant Tax Returns to the extent related to the Company or any Subsidiary, together with accompanying schedules and related work papers, which the requested Party may possess. Each of the Purchaser and the Sellers agree to, and, in the case of the Purchaser, it agrees to cause the Company and the Subsidiaries to, retain all books and records with respect to Tax matters pertinent to the Company or the Subsidiaries relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the other party, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any Governmental Entity. The Purchaser, the Company and the Subsidiaries and their respective Affiliates shall make their respective employees and facilities available on a mutually convenient basis to explain any documents or information provided hereunder.

(b) The Sellers shall have the right, at their own expense, to control any Tax Proceeding, initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes of the Company or any Subsidiary for any Taxable period ending on or before the Closing Date. The Purchaser shall have the right, at its own expense, to control any other Tax Proceeding, initiate any other claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to Taxes with respect to the business of the Company or any Subsidiary; provided that, with respect to any item the adjustment of which may cause the Sellers to become obligated to make any payment pursuant to Section 12.1 or Article XI hereof, the Purchaser shall consult with Sellers regarding the resolution of any issue that would affect such Sellers, and not settle any such issue, or file any amended Tax Return relating to such issue, without the consent of the Sellers, which consent shall not be unreasonably withheld.

12.7 Scope of Article XII. Any claim by any Party relating to a breach by another Party of its obligations under this Article XII shall be pursued in accordance with the procedures for indemnification claims, and shall otherwise be subject to the terms and conditions, set forth in Article XI. Notwithstanding the foregoing or any other term or condition of Article XI, to the extent there is any inconsistency between the terms of Article XI and this Article XII with respect to the allocation of responsibility between the Company, the Sellers and the Purchaser for Taxes relating to the business of the Company or any Subsidiary, the provisions of this Article XII shall govern.

ARTICLE 13.

MISCELLANEOUS

13.1 Proprietary Information.

(a) From and after the Closing, the Sellers shall not, and shall cause their respective Affiliates to not, disclose or make use of any information relating to the business of the Company and its Subsidiaries which is not generally known by, nor easily learned or determined by, Persons outside the Company (collectively referred to herein as “Proprietary Information”) including (i) specifications, manuals, software in various stages of development, and other technical data; (ii) customer and prospect lists, details of agreements and communications with customers and prospects, and other customer information; (iii) sales plans and projections, product pricing information, protocols, acquisition, expansion, marketing, financial and other business information and existing and future products and business plans and strategies of the Company, its Subsidiaries or Purchaser; (iv) sales proposals, demonstrations systems, sales material; (v) research and development; (vi) software systems, computer programs and source codes; (vii) sources of supply; (viii) identity of specialized consultants and contractors and Proprietary Information developed by them for the Company or a Subsidiary; (ix) purchasing, operating and other cost data; (x) special customer needs, cost and pricing data; and (xi) employee information (including personnel, payroll, compensation and benefit data and plans), including all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, data, specifications, software programs and records, whether or not legended or otherwise identified by the Company, a Subsidiary or Purchaser as Proprietary Information, as well as such information that is the subject of meetings and discussions and not recorded. Proprietary Information shall not include such information that the Sellers can demonstrate is generally available to the public (other than as a result of a disclosure by a Seller in violation of this Agreement).

(b) Each Seller agrees that the remedy at law for any breach of this Section 13.1 would be inadequate and that Purchaser or the Company shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Section 13.1.

13.2 Consent to Amendments. This Agreement may be amended or modified, and any provisions of this Agreement may be waived, in each case upon the approval, in writing, executed by each of the Company, each of Sellers and Purchaser. No other course of dealing between or among any of the parties or any delay in exercising any rights pursuant to this Agreement shall operate as a waiver of any rights of any Party. Each of Sellers expressly agrees that the Sellers’ Representative may consent to any such amendment, modification or waiver on behalf of all Sellers.

13.3 Entire Agreement. This Agreement, including the Schedules attached hereto, and the other agreements referred to herein constitute the entire agreement among the Parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

13.4 Successors and Assigns. Except as otherwise expressly provided in this Agreement, all covenants and agreements set forth in this Agreement by or on behalf of the Parties shall bind and inure to the benefit of the respective successors and permitted assigns of the Parties, whether so expressed or not, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Purchaser (on the one hand), or Sellers (on the other hand) without the prior written consent of the other such Party, provided that, notwithstanding the foregoing, Purchaser may assign or designate its rights, interests and obligations hereunder to one or more of its Affiliates or in connection with the transfer by the Purchaser of all or substantially all of the capital stock and/or assets of the Company, and the Purchaser may collaterally assign this Agreement for the purpose of securing any financing of the transactions contemplated hereby (in any or all of which cases Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder).

13.5 Governing Law; Consent to Jurisdiction; Venue; Waiver of Jury Trial. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE FOR CONTRACTS ENTERED INTO AND TO BE PERFORMED IN SUCH STATE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. EACH PARTY HERETO HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DELAWARE STATE COURTS FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.6 Notices. All demands, notices, communications and reports provided for in this Agreement shall be in writing and shall be either sent by email with confirmation to the email address specified below or personally delivered or sent by reputable overnight courier service (delivery charges prepaid) to any Party at the address specified below, or at such address, to the attention of such other Person, and with such other copy, as the recipient Party has specified by prior written notice to the sending Party pursuant to the provisions of this Section 13.6:

If to Sellers or Sellers’ Representative, to:

25 Greens Hill Lane

Rutland, Vermont 05701

with a copy, which shall not constitute notice to Sellers or Sellers’ Representative, to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attention: Jeffrey A. Stein (jeff.stein@wilmerhale.com)

If to Purchaser, to:

GF Investors, LLC

c/o Tenex Capital Management

60 East 42nd Street, Suite 4510

New York, NY 10165-0015

Attention: Mike Green

Facsimile: (212) 937-3837

Email: mgreen@tenex.com

with a copy, which shall not constitute notice to Purchaser, to:

Koley Jessen P.C., L.L.O.

One Pacific Place

1125 S. 103rd Street, Suite 800

Omaha, NE 68124

Attention: Michael M. Hupp (Mike.hupp@koleyjessen.com) and

 Joshua K. Norton (Josh.norton@koleyjessen.com)

Any such demand, notice, communication or report shall be deemed to have been given pursuant to this Agreement when delivered personally, when confirmed if by facsimile or on the Business Day after deposit with a reputable overnight courier service, as the case may be.

13.7 Schedules. The Schedules to this Agreement constitute a part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein. Any disclosure made in any Schedule to this Agreement which would reasonably be apparent on its face to be responsive to another Schedule to this Agreement shall be deemed to be made with respect to such other Schedule regardless of whether or not a specific cross reference is made thereto. The disclosure of any item or matter in any Schedule hereto shall not be taken as an indication of the materiality thereof or the level of materiality that is applicable to any representation or warranty set forth herein.

13.8 Counterparts. The parties may execute this Agreement in two or more counterparts (no one of which need contain the signatures of all parties), each of which shall be an original and all of which together shall constitute one and the same instrument.

13.9 No Third-Party Beneficiaries. Except as expressly set forth elsewhere herein, including Section 7.5, no Person which is not a Party shall have any right or obligation pursuant to this Agreement.

13.10 No Strict Construction. Each of the Parties acknowledges that this Agreement has been prepared jointly by the Parties, and shall not be strictly construed against any Party.

13.11 Headings. The headings used in this Agreement are for the purpose of reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

13.12 Sellers’ Representative. By the execution and delivery of this Agreement, each of Sellers hereby irrevocably constitutes and appoints Casella Waste Systems, Inc. as the true and lawful agent and attorney-in-fact (the “Sellers’ Representative”) of Sellers with full power of substitution to act jointly in the name, place and stead of Sellers with respect to the transfer of the Membership Interests owned by Sellers to Purchaser in accordance with the terms and provisions of this Agreement, and to act on behalf of Sellers in any litigation or arbitration involving this Agreement, to do or refrain from doing all such further acts and things, and to execute all such documents as the Sellers’ Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including the power: (i) to act for Sellers with regard to all matters pertaining to indemnification referred to in this Agreement (other than indemnification with respect to claims relating to a breach of an individual Seller’s representations and warranties under Article III of this Agreement or a breach of an individual Seller’s covenants hereunder), including the power to compromise any indemnity claim on behalf of Sellers and to transact matters of litigation; (ii) to execute and deliver all amendments, waivers, ancillary agreements, stock powers, certificates and documents that the Sellers’ Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement; (iii) to receive funds, make payments of funds, and give receipts for funds; (iv) to receive funds for the payment of expenses of the Sellers and apply such funds in payment for such expenses; (v) to do or refrain from doing any further act or deed on behalf of the Sellers that the Sellers’ Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as Sellers could do if personally present; and (vi) to receive service of process in connection with any claims under this Agreement.

(a) The appointment of the Sellers’ Representative shall be deemed coupled with an interest and shall be irrevocable, and Purchaser and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Sellers’ Representative in all matters referred to herein. The Sellers hereby confirm all that the Sellers’ Representative shall do or cause to be done by virtue of his appointment as the Sellers’ Representative of Sellers. The Sellers’ Representative shall act for all Sellers on all of the matters set forth in this Agreement in the manner the Sellers’ Representative believes to be in the best interest of Sellers and consistent with the obligations under this Agreement, but the Sellers’ Representative shall not be responsible to Sellers for any losses or damages Sellers may suffer by the performance of his duties under this Agreement and the Sellers shall fully indemnify the Sellers’ Representative from and against any such losses or damages, other than any such losses or damages arising from willful violation of the law or gross negligence in the performance of his duties as Sellers’ Representative under this Agreement.

(b) The Sellers agree to pay the expenses incurred by the Sellers’ Representative under the authorization granted in Section 13.12(a). Any expense, liability or obligation that the Sellers’ Representative incurs or pays on behalf of a Seller or group of Sellers shall be promptly reimbursed by Seller(s) on whose behalf such expenses were paid. In the event any Seller does not promptly reimburse the Sellers’ Representative for any such expense, liability or obligation, the Sellers’ Representative shall have the right to withhold and keep such amount from any payments to be made to such Seller hereunder.

(c) If the Sellers’ Representative should die, become disabled or otherwise unable to fulfill his responsibility as agent and attorney-in-fact of Sellers hereunder, then Sellers who held a majority of the Membership Interests immediately prior to the Closing (the “Requisite Sellers”) are authorized and shall, promptly after such death, disability or other event, appoint a successor Sellers’ Representative and, promptly thereafter, notify Purchaser of the identity of such successor. Any such successor shall become the “Sellers’ Representative” for purposes of this Agreement. If for any reason there is no Sellers’ Representative at any time, all references herein to the Sellers’ Representative shall be deemed to refer to the Requisite Sellers.

13.13 Conflict Waiver; Non-assertion of Attorney Client Privilege.

(a) The Purchaser and the Company understand that the Company has been represented by Wilmer Cutler Pickering Hale and Dorr LLP and Brooks Pierce (the “Firms”) as counsel to the Company, in the preparation, negotiation and execution of this Agreement and the transactions contemplated hereby and thereby (the “Current Representation”). The Company and the Purchaser acknowledge and agree that the Firms may after the Closing represent the Sellers’ Representative, the Sellers and/or their affiliates in matters related to the transactions contemplated by this Agreement including the representation of such persons or entities in matters related to post-Closing claims made by Purchaser, the Company and any other parties under this Agreement and other claims that may arise out of or relate to this Agreement (including any litigation, arbitration, mediation or other proceeding and including any matter regarding the negotiation, execution, performance or enforceability hereof or thereof) (the “Post-Closing Representation”). The Purchaser and the Company hereby acknowledge, each on behalf of itself and its Affiliates, that each has had an opportunity to ask for and have obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation, and it hereby waives any conflict arising out of such future representation with respect to the matters contemplated by this Agreement and the transactions contemplated hereby and thereby.

(b) Effective as of the Closing, Purchaser hereby agrees not to control or assert, and Purchaser agrees to cause the Company and each of its Subsidiaries not to control or assert, any attorney-client privilege, work product protection or other similar privilege or protection applicable to any communication between any legal counsel and any of the Sellers’ Representative, any Seller, any of their respective Affiliates or any officer, employee or director of the Sellers’ Representative, any Seller, the Company or any of its Subsidiaries (any such Person, a “Designated Person”) during the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute with Purchaser, the Company or any of their respective Affiliates, it being the intention of the parties hereto that, notwithstanding anything to the contrary in this Agreement, all rights of any Person under or with respect to such attorney-client privilege, work product protection or other similar privilege or protection, including the right to waive, assert and otherwise control such attorney-client privilege, work product protection or other similar privilege or protection, shall be (and are hereby) transferred to or retained by (as applicable), and vested solely in, such Designated Person.

13.14 Seller Guaranty. Louisiana-Pacific Corporation, a Delaware corporation (“LP”) hereby unconditionally and irrevocably guarantees, as a principal obligor and not merely as surety, to the Purchaser Indemnified Persons and their successors and assigns, the full and timely performance and payment of the indemnification obligations of Greenstone Industries, Inc. set forth in Section 11.1(a) in accordance with (and subject to the limitations set forth in) Article 11 of this Agreement. Casella Waste Systems Inc., a Delaware corporation (“Casella”) hereby unconditionally and irrevocably guarantees, as a principal obligor and not merely as surety, to the Purchaser Indemnified Persons and their successors and assigns, the full and timely performance and payment of the indemnification obligations of U.S. Fiber, LLC set forth in Section 11.1(a) in accordance with (and subject to the limitations set forth in) Article 11 of this Agreement. The foregoing obligations of LP and Casella constitute continuing guarantees of payment and performance, and not of collection, and, subject to the limitations set forth in Article 11, are and shall be absolute and unconditional under all circumstances, including circumstances that might otherwise constitute a legal or equitable discharge of a surety or guarantor. For purposes of clarity, in no event shall Casella’s or LP’s obligations hereunder exceed, in the aggregate, the lesser of (x) the portions of the Adjusted Purchase Price received by the Seller that is an indirect subsidiary of such party, and (y) such Seller’s pro rata portion of such Losses (based on the percentage of the Adjusted Purchase Price received by such Seller pursuant to this Agreement).

13.15 Purchaser Guaranty. Tenex Capital Partners, L.P., a Delaware limited partnership (“Fund”) hereby unconditionally and irrevocably guarantees, as a principal obligor and not merely as surety, to the Sellers and their successors and assigns, the full and timely performance and payment of the obligations of Purchaser set forth in Section 2.2. The foregoing obligation of Fund constitutes a continuing guaranty of payment and performance, and not of collection, is and shall be absolute and unconditional under all circumstances, including circumstances that might otherwise constitute a legal or equitable discharge of a surety or guarantor.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows.]

IN WITNESS WHEREOF, the parties have executed this Membership Interest Purchase Agreement as of the date first written above.

PURCHASER:

GF INVESTORS, LLC

By:	/s/ Michael Green
	Name:	Michael Green
	Title:	President

THE COMPANY:			SELLERS’ REPRESENTATIVE:

US GREENFIBER LLC			Casella Waste Systems, Inc.

By:	/s/ John W. Casella		By:	/s/ John W. Casella
	Name:	John W. Casella		in its capacity as Sellers’ Representative
	Title:	Manager

SELLERS:

U.S. Fiber, LLC

By:	/s/ John W. Casella

Greenstone Industries, Inc.

By:	/s/ Curtis M. Stevens
Name:	Curtis M. Stevens
Title:	President and CEO

Membership Interest Purchase Agreement

Signature Page

GUARANTORS:

Solely for purposes of Section 13.14:

LOUISIANA-PACIFIC CORPORATION

By:	/s/ Curtis M. Stevens
	Name:	Curtis M. Stevens
	Title:	CEO

Solely for purposes of Section 13.15:

CASELLA WASTE SYSTEMS INC.

By:	/s/ John W. Casella
	Name:	John W. Casella
	Title:	Chairman and CEO

Solely for purposes of Section 13.16:

TENEX CAPITAL PARTNERS, L.P.

By:	Tenex Capital Partners GP, L.P.
Title: general partner

By:	Tenex Capital Partners GP, LLC
Title: general partner

By:	/s/ Michael Green
	Name:	Michael Green
	Title:	Member

Membership Interest Purchase Agreement

Signature Page